                              ASSET SALE AGREEMENT

                                 BY AND BETWEEN

                    PRIME CABLE OF HICKORY, L.P., AS SELLER,

                                      AND

                   CHARTER COMMUNICATIONS II, L.P., AS BUYER

                              DATED AUGUST 6, 1996

                              TABLE OF CONTENTS


ARTICLE ONE
 DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE TWO
 PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
 Section 2.1 Transfer of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
 Section 2.2 Purchase Price; Earnest Money Escrow   . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  (a) Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  (b) Earnest Money Deposit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
 Section 2.3 Adjustments to Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  (a) Adjustment at Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  (b) Adjustment after Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
  (c) Nonsubscriber Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
 Section 2.4 Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
 Section 2.5 Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
 Section 2.6 Catawba Upgrade Extension; Upgrade Design and Construction   . . . . . . . . . . . . . . .  8
  (a) Upgrade Extension   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  (b) Upgrade Design and Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE THREE
 REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
 Section 3.1  In General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
 Section 3.2  Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
 Section 3.3 No Conflicts or Breach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
 Section 3.4 Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
 Section 3.5 Material Adverse Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
 Section 3.6 Information Regarding System and Business  . . . . . . . . . . . . . . . . . . . . . . . . 11
  (a) In General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  (b) Status of Franchises, System Contracts and System Rights  . . . . . . . . . . . . . . . . . . . . 13
 Section 3.7 Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
 Section 3.8 Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
 Section 3.9 Labor Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
 Section 3.10 Finders and Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
 Section 3.11 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  (a) In General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  (b) Rate Regulation Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
 Section 3.12 Tax Returns; Other Tax Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 Section 3.13 Bonds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 Section 3.14 Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   (a) Real Property Owned/Leased   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   (b) Notice of Investigations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18


   (c) Environmental Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   (d)Hazardous Substances18
 Section 3.15 Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
 Section 3.16 Sufficiency of Purchased Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
 Section 3.17 Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
 Section 3.18 Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
 Section 3.19 Competitors and Overbuilds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 Section 4.1 In General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 Section 4.2 Organization and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 Section 4.3 No Conflicts or Breach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 Section 4.4 Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
 Section 4.5 Finders and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE FIVE
COVENANTS AND CONDUCT OF BUSINESS ANDTRANSACTIONS PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . 22
 Section 5.1 Covenants of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  (a) Buyer's Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  (b) Receipt of Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  (c) Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 Section 5.2 Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  (a) Sellers' Negative Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  (b) Seller's Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  (c) Receipt of Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  (d) Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 Section 5.3 Compliance with HSR Act and Rules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
 Section 5.4 Surveys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
 Section 5.5 Inspection Period and Termination Right  . . . . . . . . . . . . . . . . . . . . . . . . . 27
  (a) Buyer's Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  (b) Termination Right   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 Section 5.6 As-Is/Where-Is   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
 Section 5.7 Risk of Loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
 Section 5.8 Employees; Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  (a) Buyer's List of employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  (b) Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  (c) Buyer's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  (d) Welfare Plans and COBRA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
 Section 5.9 Use of Names and Logos   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
 Section 5.10 No Solicitation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
 Section 5.11 Title Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
 Section 5.12 Franchise Consents Not Obtained   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32


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


ARTICLE SIX
 CONDITIONS OF BUYER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
 Section 6.1 In General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
 Section 6.2 Receipt of Schedule 3.3 Material Consents  . . . . . . . . . . . . . . . . . . . . . . . . 32
 Section 6.3 Performance by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
 Section 6.4 Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . 33
 Section 6.5 Absence of Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
 Section 6.6 Status of Cable Plant and Equipment of the System  . . . . . . . . . . . . . . . . . . . . 33
 Section 6.7 Opinion of FCC Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
 Section 6.8 Opinion of Seller's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
 Section 6.9 Cable Plant; Homes Passes, Pay Units   . . . . . . . . . . . . . . . . . . . . . . . . . . 33
 Section 6.10 Basic Subscribers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
 Section 6.11 No Legal Impediment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
 Section 6.12 Affiliate Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE SEVEN
CONDITIONS OF SELLER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
 Section 7.1 In General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
 Section 7.2 Receipt of Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
 Section 7.3 Performance by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
 Section 7.4 Truth Of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . 35
 Section 7.5 Absence of Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
 Section 7.6 Opinion of Buyer's Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
 Section 7.7 No Legal Impediment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE EIGHT
CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
 Section 8.1 Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
 Section 8.2 Deliveries by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
 Section 8.3 Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
 Section 8.4 Waiver of Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

ARTICLE NINE
TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
 Section 9.1 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
  (a)  In General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
  (b) Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40



                                       4

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
ARTICLE TEN
CONFIDENTIALITY AND PUBLIC STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
 Section 10.1 Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
 Section 10.2 Public Statement and Press Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . 41
 Section 10.3 Injunctive Relief   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
 Section 10.4 Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE ELEVEN
SURVIVAL OF REPRESENTATIONSAND WARRANTIES; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . 42
 Section 11.1 Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . 42
 Section 11.2 Indemnity by Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
 Section 11.3 Indemnity by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
 Section 11.4 Conditions of Indemnifications for Third Party Claims   . . . . . . . . . . . . . . . . . 44
 Section 11.5 Threshold; Maximum Indemnification Obligation   . . . . . . . . . . . . . . . . . . . . . 45
 Section 11.6 Exclusive Nature of Indemnification Remedy  . . . . . . . . . . . . . . . . . . . . . . . 46
 Section 11.7 Security for Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

ARTICLE TWELVE
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
 Section 12.1 Amendments; Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
 Section 12.2 Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
 Section 12.3 Binding Effect: Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
 Section 12.4 Construction: Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
 Section 12.5 Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
 Section 12.6 Expenses of the Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
 Section 12.7 Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
 Section 12.8 Further Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
 Section 12.9 Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49



                              ASSET SALE AGREEMENT


         This Asset Sale Agreement (" Agreement") is entered into effective as of August 6, 1996 (the "Effective Date") by and between Charter Communications II, L.P., a Delaware limited partnership ("Buyer"), and Prime Cable of Hickory, L.P., a Delaware limited partnership ("Seller").

         Background. Seller owns and operates two cable television systems located primarily in Hickory, North Carolina and its environs, and in Maiden, North Carolina and certain unincorporated portions of Catawba County, North Carolina (collectively, the "System"), and uses such System to engage in the business of providing cable television services to residents of such areas who subscribe to the System's services (the "Business"). Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets and properties constituting the System, except for certain excluded assets. Accordingly, Seller and Buyer have entered into this Agreement.


                                  ARTICLE ONE

                                  DEFINITIONS

         Exhibit A to this Agreement sets forth the definitions of certain capitalized terms used in this Agreement and an index to capitalized terms defined elsewhere in this Agreement. All such capitalized terms shall have such meanings as so defined when used in this Agreement.


                                  ARTICLE TWO

                               PURCHASE AND SALE

         Section 2.1 Transfer of Assets. At the Closing, upon the terms and conditions set forth in this Agreement, Seller shall, and it shall cause Prime Venture I, Inc., a Delaware corporation and a general partner of Seller ("PVI"), to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and receive, all rights, title and interest in and to the Purchased Assets, free and clear of all liens, security interests, adverse claims and other encumbrances of any type whatsoever (collectively, "Liens"), other than Permitted Liens. Seller shall cause all Liens (if any) to which the Purchased Assets may be subject, other than Permitted Liens, to be terminated and released prior to or upon the Closing. The "Purchased Assets" shall consist of (i) all of Seller's properties, assets, privileges, rights, interests, claims and good will, real and personal, tangible and intangible, of every type and description, including Seller's leasehold interests in leased property (but excepting the Excluded Assets and any assets disposed of by Seller prior to the Closing in the ordinary course of business and not in violation of this Agreement), which are used or held for use in connection with the operation of the System and the Business, now in existence or hereafter acquired by Seller prior to the Closing, including, without limitation, those assets described in
Schedule 3.4(b) and Section 3.6, and (ii) those specific assets held by PVI and referenced in items (a)(ii)(a)(3), (4), (6), (7), (8) and (12) in Schedule 3.6. The "Excluded Assets" shall consist of (i) all programming contracts of Seller, Prime II Management, Inc., Prime II Management, L.P. and their Affiliates (and accounts receivable arising thereunder), including, but not limited to, those (if any) pursuant to which the programming of the System and Business are provided to its subscribers, (ii) all cash, cash equivalents, bank deposits and similar cash items other than those expressly included within the definition of Adjustment Assets, (iii) except to the limited extent set forth in Section 5.9, the name or trade names "Prime" and "Prime Cable" and any similar or related trade names, trademarks, service marks and logos, and adaptations, variations and derivations thereof, (iv) any insurance coverage and policies, bonds, letters of credit and similar items including, but not limited to, those described in Schedule 3.13 and 3.15, and except as provided in Section 5.7, all cash surrender values, claims, refunds and other rights in regard thereto, (v) the assets and properties described in Schedule 2.1, (vi) any of Seller's pension, retirement, profit sharing, deferred compensation insurance and other employee benefit plans and related trust accounts, funds, insurance policies, deposits and investments, (vii) any other assets or properties which are not included in Purchased Assets by reason of an express and specific exclusion contained elsewhere in this Agreement or the Schedules hereto or a separate written agreement executed by Seller and Buyer, (viii) that certain Management Agreement dated as of December 17, 1986, as amended, between Seller and Prime II Management, L.P., and

Seller's records relating thereto (other than customer and account information relating to the System), (ix) that certain Securities Purchase Agreement dated as of December 17, 1986, as amended, among Seller, BancBoston Capital, Inc., Continental Cablevision Investments, Inc., and TCW Special Placements Fund I and the agreements and instruments executed by Seller in connection therewith, and Seller's records relating thereto, (x) that certain Loan Agreement dated July 1, 1994, as amended, among Seller, Toronto-Dominion (Texas), Inc. and the other banks named therein, the other loan documents related thereto, and Seller's records relating thereto, (xi) that certain Programming Discount Agreement dated December 17, 1986, as amended, between Seller and Continental Cablevision Services, Inc., and Seller's records related thereto, and (xi) Seller's partnership books and records (to the extent not referenced elsewhere in items (i)-(x) above).

         Section 2.2 Purchase Price; Earnest Money Escrow. (a) Purchase Price. The purchase price for the Purchased Assets shall be Sixty- Eight Million Dollars ($68,000,000) (the "Purchase Price"). The Purchase Price shall be adjusted pursuant to Section 2.3(a) at the Closing on a preliminary basis for the Capital Expenditures Amount, if any, and the amount of Adjustment Assets and Adjustment Liabilities and Buyer shall pay the Purchase Price as so adjusted (the "Preliminary Purchase Price") to Seller at the Closing in immediately available funds collectible by Seller on the Closing Date by wire, interbank or intrabank transfer at such financial institution(s) as Seller may direct Buyer in writing. The Purchase Price shall be adjusted on a final basis for the Capital Expenditures Amount, if any, and the amount of Adjustment Assets and Adjustment Liabilities after the Closing Date in accordance with
Section 2.3(b) and the Purchase Price, as so adjusted, shall be the "Final Purchase Price."

         (b) Earnest Money Deposit. Contemporaneously with the execution and delivery of this Agreement, Buyer, Seller and the Escrow Agent will enter into an earnest money escrow agreement (the "Earnest Money Escrow Agreement") in the form of Exhibit H attached hereto, and Buyer will, on or prior to the last day of the Inspection Period if Buyer does not terminate this Agreement pursuant to Section 5.5(b), deposit with the Escrow Agent $1,750,000 by wire transfer of immediately available funds (the "Escrow Deposit"). The funds constituting the Escrow Deposit will be held, invested and disbursed as provided in this Agreement and the Earnest Money Escrow Agreement. Unless otherwise specified elsewhere herein, all earnings on the Escrow Deposit will be the property of Buyer. If the transactions contemplated by this Agreement are consummated at the Closing, then in connection with the Closing Seller and Buyer will jointly instruct the Escrow Agent in writing to disburse the Escrow Deposit (and all earnings thereon) to Seller on the Closing Date by wire transfer of immediately available funds, and such distribution of the Escrow Deposit (and all earnings thereon) by the Escrow Agent to Seller will be credited against, and constitute partial payment of, the Purchase Price by Buyer to Seller. If the Closing of the transactions contemplated by this Agreement is not consummated in accordance with this Agreement, Buyer's and Seller's rights to the Escrow Deposit will be as provided in Section 9.1(b).

         Section 2.3 Adjustments to Purchase Price. (a) Adjustment at Closing. Seller shall prepare with the participation and consultation of Buyer and deliver to Buyer not less than ten days prior to the Closing Date a schedule (the "Preliminary Schedule") setting forth Seller's best estimates of the Capital Expenditures Amount, if any, and of Adjustment Assets and Adjustment Liabilities as of the Determination Time. "Adjustment Assets" shall mean the total, determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied, of (i) subscriber and other accounts receivable for services rendered in connection with the System and the Business through the Determination Time, (ii) prepaid expenses relating to the System and the Business for utilities and other goods and services the benefit of which will inure to Buyer subsequent to the Closing, (iii) all deposits held by third parties for the account of Seller relating to the System and the Business, and (iv) petty cash and change funds, after eliminating as regards all the foregoing all inter-company items between and among the System, Seller, PVI, Prime Venture I Holdings, L.P. ("PVIH") (Seller's other general partner) and Seller's Affiliates and all items paid under or with respect to Excluded Assets. For purposes of calculating the amount of the Adjustment Assets, (i) Seller's subscriber accounts receivable as of the Closing Date that are 62 days or less old shall be valued at 99% of the face value thereof; (ii) Seller's subscriber accounts receivable that (A) are more than 62 days old as of the Closing Date, or (B) relate to subscriber accounts that are inactive as of the Closing Date, regardless of their aging, shall be valued at zero. The calculation of the age of any such subscriber receivables shall be made as of the Determination Time, determined from the invoiced date thereof in accordance with Seller's customary billing practices. For Seller's accounts receivable, other than subscriber accounts receivable (the "Nonsubscriber Accounts Receivable"), Section 2.3(c) shall apply. "Adjustment Liabilities" shall mean the total, determined in accordance with GAAP, of the subscriber prepayments, subscriber credit balances (including, but not limited to, subscriber converter deposits) and other prepaid revenues held by Seller as of the Determination Time relating to System subscribers and for services to be rendered in connection with the System and Business after the Determination Time, and the following accrued liabilities of Seller as of the Determination Time relating to the System and the Business: (i) franchise fees,
(ii) copyright fees, (iii) pole rentals, tower site lease rentals, office space lease rentals and other amounts payable in connection with any other leasehold interests comprising any part of the Purchased Assets, (iv) ad valorem and property taxes, (v) accrued vacation pay for any employees of Seller hired by Buyer on the Closing Date, (vi) accrued liabilities for utilities and other goods and services furnished to the System through the Closing Date, (vii) one-half of the filing fees paid to the FTC by Buyer in connection with the filing of one HSR Report pursuant to Section 5.3, and (viii) one-half of all sales, use, transfer, excise or license taxes, fees or charges required to be paid by Buyer pursuant to Section 2.4(b), after eliminating all intercompany items between and among the System, Seller, PVI, PVIH and Seller's Affiliates and all items payable under or with respect to

Excluded Assets (with Buyer having no liability whatsoever with respect to such intercompany items and items relating to Excluded Assets). The Purchase Price shall be increased by an amount equal to the Capital Expenditures Amount, if any, as shown on the Preliminary Schedule. To the extent that Adjustment Liabilities as shown on the Preliminary Schedule exceed Adjustment Assets as shown on the Preliminary Schedule, the Purchase Price shall be decreased at the Closing by an amount equal to such excess and the Purchase Price as so adjusted, and as adjusted with respect to the Capital Expenditures Amount, if any, shall be the Preliminary Purchase Price payable by Buyer to Seller at Closing pursuant to Section 2.2. To the extent that Adjustment Assets as shown on the Preliminary Schedule exceed Adjustment Liabilities as shown on the Preliminary Schedule, the Purchase Price shall be increased by such excess and the Purchase Price as so adjusted, and as adjusted with respect to the Capital Expenditures Amount, if any, shall be the Preliminary Purchase Price payable by Buyer to Seller at Closing pursuant to Section 2.2.

                 (b) Adjustment after Closing. As soon as practicable, but in no event later than 90 days following the Closing Date, Seller shall deliver to Buyer a schedule prepared by Seller (the "Final Schedule") setting forth the Capital Expenditures Amount, if any, and the amount of Adjustment Assets and Adjustment Liabilities as of Determination Time, as finally determined by Seller. If Buyer and Seller cannot agree on the Capital Expenditures Amount, if any, or the amount of the Adjustment Assets or Adjustment Liabilities as of the Determination Time within 30 days of delivery by Seller of the Final Schedule, the amounts thereof as of Determination Time shall be determined by the Austin office of Price Waterhouse (the "Accountants"), whose determination shall be final, conclusive and binding upon Buyer and Seller. All reasonable costs and fees of such Accountants shall be borne one-half by Buyer and one-half by Seller. The Final Purchase Price shall be increased by an amount equal to the Capital Expenditures Amount, if any, as shown on the Final Schedule or, if applicable, as determined by the Accountants. To the extent that Adjustment Assets as shown on the Final Schedule or, if applicable, as determined by the Accountants, exceed Adjustment Liabilities as shown on the Final Schedule, or if applicable, as determined by the Accountants, the Purchase Price shall be increased by such excess and the Purchase Price as so adjusted, and as adjusted with respect to the Capital Expenditures Amount, if any, shall be the Final Purchase Price. To the extent that Adjustment Liabilities as shown on the Final Schedule, or if applicable, as determined by the Accountants, exceed Adjustment Assets as shown on the Final Schedule, or if applicable, as determined by the Accountants, the Purchase Price shall be decreased by such excess and the Purchase Price as so adjusted, and as adjusted with respect to the Capital Expenditures Amount, if any, shall be the Final Purchase Price. On the 30th day (the "Final Adjustment Payment Date") following receipt by Buyer of the Final

Schedule, or, if applicable, such determination by the Accountants (i) if the Preliminary Purchase Price exceeds the Final Purchase Price, Seller shall pay to Buyer in immediately available funds the amount of such excess, or (ii) if the Final Purchase Price exceeds the Preliminary Purchase Price, Buyer shall pay to Seller in immediately available funds the amount of such excess. Any amount due one party to the other pursuant to the immediately preceding sentence which is not paid on or prior to the Final Adjustment Payment Date shall bear interest until paid at a rate of eight percent (8%) per annum for the period commencing on the day next succeeding the Final Adjustment Payment Date and ending on the day on which such amount is actually paid (based upon a 365 day year and the actual number of days elapsed in such period).

                 (c) Nonsubscriber Accounts Receivable. With respect to Nonsubscriber Accounts Receivable, the following will apply:

                          (i) For purposes of the Preliminary Schedule, Nonsubscriber Accounts Receivable will be itemized by invoice number and valued at 100% of face value.

                          (ii) Buyer will provide Seller with a schedule specifying the actual dollar amount received by Buyer during the 90-day period following Closing with respect to each of the Nonsubscriber Accounts Receivable itemized in the Preliminary Schedule. If payment of less than 100% of such Nonsubscriber Accounts Receivable has been received by Buyer during such period, then, as to the unpaid Nonsubscriber Accounts Receivable, either (A) the Adjustment Assets will be reduced by a mutually agreed upon amount for purposes of calculating the Final Purchase Price, or (B) failing such agreement within 30 days after delivery by Seller of the Final Schedule, (x) the unpaid portion of the Nonsubscriber Accounts Receivable will be reassigned to Seller (and deemed Excluded Assets) and the Adjustment Assets will be reduced by 100% of the face value of such reassigned Nonsubscriber Accounts Receivable for purposes of calculating the Final Purchase Price and (y) Buyer will promptly remit to Seller any amounts subsequently received by Buyer with respect to such reassigned Nonsubscriber Accounts Receivables.

         Section 2.4 Assumed Liabilities; Transfer Taxes. (a) Assumed Liabilities. At the Closing, Buyer shall assume, and promise to pay and perform in accordance with their terms, the liabilities and obligations of Seller referenced below (collectively, the "Assumed Liabilities") in accordance with an assumption agreement substantially in the form of Exhibit B attached hereto (the "Assumption Agreement") to be executed and delivered by Buyer to Seller at Closing:

                          (i) all liabilities and obligations included in the Adjustment Liabilities in accordance with Section 2.3;

                          (ii) all obligations of Seller to provide cable television service to the System's subscribers arising after the Determination Time;

                          (iii) all liabilities and obligations relating to the period from and after the Determination Time in respect of the Purchased Assets including, but not limited to those (A) under the leases, contracts, agreements, Franchises, FCC licenses, business licenses, easements, pole agreements, permits and approvals described in Schedule 3.6, or any amendment, modification or renewal of any of the foregoing entered into after the Effective Date by Seller or PVI in the ordinary course of business and in compliance with Section 5.2(a)(i), clause (A) or (B), (B) under any lease, contract, agreement, easement or pole agreement relating to the System and the Business entered into after the Effective Date by Seller or PVI in the ordinary course of business and in compliance with Section 5.2(a)(i), clause (A) or (B), and (C) under any FCC license, business license, permit, approval or similar right relating to the System and Business acquired or received by Seller or PVI after the Effective Date the ordinary course of business and in compliance with Section 5.2(a)(i), clause (A) or (B); and

                          (iv) all liabilities of Seller under purchase orders and capital commitments made after the Effective Date with respect to the System, in each case in the ordinary course of business and not in violation of this Agreement, to the extent that (A) the goods or services which are the subject of such purchase orders have not been received by Seller as of the Closing Date and (B) the Buyer is to receive such goods or services after the Closing Date pursuant to such purchase orders or capital commitments (provided, however, that Buyer shall be required to assume such liabilities only to the extent that Buyer actually receives such goods and services after the Closing Date pursuant to such purchase orders or capital commitments).

This Agreement involves only the purchase by Buyer from Seller of the Purchased Assets and, except for Buyer's assumption of the Assumed Liabilities as specifically provided above in this Section 2.4, Buyer shall not assume, and does not assume, any other liabilities or obligations of Seller of any kind or nature, known, unknown, contingent or otherwise, including, but not limited to, any liabilities or obligations of any kind (including those arising under any Benefit Plans) to Seller's employees or former employees arising out of or relating to their employment by Seller or any termination of their employment with Seller. Such unassumed liabilities and obligations are referred to herein as the "Excluded Liabilities."

                 (b) Transfer Taxes. Buyer agrees to pay and perform in accordance with applicable law, all liabilities and obligations for state and local sales, use, transfer, excise or license taxes, fees or charges arising out of or relating to the sale and transfer of the Purchased Assets by Seller and PVI to Buyer. Seller agrees to reimburse Buyer for one-half of all sales, use, transfer, excise or license taxes, fees or charges required to be paid by Buyer pursuant to the immediately preceding sentence, to the extent that the same are not included as Adjustment Liabilities under Section 2.3.

         Section 2.5 Allocation of Purchase Price. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with a schedule (the "Allocation Schedule") to be prepared by Buyer and delivered to Seller for Seller's approval within 60 days after the Effective Date, which Allocation Schedule shall be attached to and incorporated into this Agreement as Exhibit G. If prior to the Closing Date, Buyer and Seller are unable to reach agreement as to such Allocation Schedule (such agreement not to be unreasonably withheld), then each party shall allocate the Purchase Price and the Assumed Liabilities as it deems appropriate, and there shall be no such Exhibit G. The final allocations agreed upon by the parties, if any, determined as described in this Section 2.5, will comply with the provisions of Treas. Reg. Section 1.1060-1T, and Buyer and Seller shall, for purposes of all federal, state, and other income tax returns (i) adopt the allocation as set forth on Exhibit G, (ii) execute any forms required by Section 1060 of the Internal Revenue Code of 1986, as amended, and (iii) not take any position inconsistent with the allocation in Exhibit G upon examination of any tax return or refund claim, in any litigation, or otherwise.

         2.6     Catawba Upgrade Extension; Upgrade Design and Construction.
(a) Upgrade Extension. Buyer and Seller agree that promptly after the Effective Date they will each use reasonable commercial efforts to seek and obtain an extension of time in which to comply with the requirements (the "Catawba Franchise Requirement System Upgrade") of Article IX, Section A of that certain Franchise Agreement dated as of February 20, 1995 between Prime Cable of Hickory, L.P. (d/b/a Catawba Valley Cable TV) and Catawba County, North Carolina ("Catawba County").

         (b) Upgrade Design and Construction. Seller agrees that after the expiration or earlier termination of the Inspection Period, it will cooperate with Buyer in connection with (i) Buyer's design of the plans and specifications which Buyer intends to utilize in completing the Catawba Franchise Requirement System Upgrade after Buyer's acquisition of the System hereunder, and (ii) the construction of the Catawba Franchise Requirement System Upgrade plant and facilities; provided, that: (A)(x) (1) Seller shall not be required to expend any funds pursuant to clause (i) of this Section 2.6(b) unless Buyer specifically requests in writing that Seller make such expenditures, and (2) if Catawba County grants an extension of time of at least five months in which to complete the Catawba Franchise Requirement System Upgrade (the "Catawba Extension"), then Seller shall not be required to expend any funds pursuant to clause (ii) of this Section 2.6(b) unless Buyer specifically authorizes Seller in writing to make such expenditures, and (y) if Catawba County does not grant the Catawba Extension on or before January 1, 1997, then Seller will commence work on the Catawba Franchise Requirement System Upgrade in accordance with Buyer's plans and specifications as presented to Seller by Buyer; and (B) in the event of either (x) or (y) above, Buyer agrees to reimburse Seller for Agreed System Upgrade Expenditures in accordance with the remainder of this Section 2.6(b). Buyer agrees to reimburse Seller from time to time, within 10 Business Days of Buyer's receipt of Seller's written request for reimbursement (accompanied by supporting invoices or documentation), for all Agreed System Upgrade Expenditures in excess of $150,000 ("Excess Expenditures") which Seller makes (A) pursuant to clause (i) of this Section 2.6(b), at Buyer's request, and (B) pursuant to clause (ii) of this Section 2.6(b) which are in excess of the amount which Seller would have expended in constructing the same portion of the Catawba Franchise Required System Upgrade as constructed by Seller under clause (ii) of this Section 2.6(b) in accordance with Seller's plans and specifications to build a 450mhz plant upgrade, rather than a 550mhz plant upgrade in accordance with Buyer's plans and specifications as required pursuant to clause (ii) of this Section 2.6(b). In the event that Buyer and Seller cannot agree on the amount of any such Excess Expenditures within five Business Days from the date of Buyer's receipt of a request for reimbursement from Seller, the amount of such Excess Expenditures shall be determined by a qualified, third party firm of engineers which is not affiliated with Buyer, Seller or any of their respective affiliates, which shall be jointly selected by Buyer and Seller within 10 Business Days of such date of such receipt. All reasonable costs and fees of such third party firm of engineers shall be borne one-half by Buyer and one-half by Seller. Buyer agrees to pay the amount of such Excess

Expenditures, as finally determined, to Seller within five Business Days from the determination thereof by Buyer and Seller or by such third party firm of engineers, as the case may be.

         (c) Final Reimbursement. The parties agree that if the Closing shall occur under this Agreement, the Preliminary Schedule shall set forth the amount of payments made by Seller prior to the Closing for all Agreed System Upgrade Expenditures, which will be itemized in an attachment to such Preliminary Schedule, and Seller will certify that such items are for work performed for or goods received by Seller, are part of the Purchased Assets and have been fully paid for by Seller prior to the Closing. Agreed System Upgrade Expenditures accrued but not paid by Seller prior to the Closing, and otherwise meeting all of the requirements of the preceding sentence, will be treated as having been fully paid prior to Closing; provided, that Seller shall at all times remain obligated to pay such accrued expenditures in full in accordance with the terms thereof. The term "Capital Expenditures Amount," as used in this Agreement, shall mean the aggregate amount of all Agreed System Upgrade Expenditures for which Seller has not been reimbursed by Buyer prior to the Closing. The parties agree that if the Closing does not occur under this Agreement, Buyer shall reimburse Seller for an amount (the "Plant Reimbursement Amount") equal to the sum of (A) all expenditures made by Seller at Buyer's request pursuant to clause (i) of Section 2.6(b) and (B) the difference, as determined in good faith by Seller and Buyer, between (x) the expenditures made by Seller pursuant to clause (ii) of Section 2.6(b) and (y) the funds which Seller would have expended in constructing the same portion of the Catawba Franchise Required System Upgrade as constructed by Seller under clause (ii) of
Section 2.6(b) in accordance with Seller's plans and specifications to construct a 450mhz plant upgrade, rather than a 550mhz plant upgrade in accordance with Buyer's plans and specifications as required pursuant to said clause (ii) of Section 2.6(b). In the event that Buyer and Seller cannot agree on the Plant Reimbursement Amount within 30 days from the Termination Date, such Plant Reimbursement Amount shall be determined by a qualified, third party firm of engineers which is not affiliated with Buyer, Seller or any of their respective affiliates, which shall be jointly selected by Buyer and Seller within 45 days from the Termination Date. All reasonable costs and fees of such third party firm of engineers shall be borne one-half by Buyer and one-half by Seller. Buyer agrees to pay the Plant Reimbursement Amount to Seller within five Business Days from the determination thereof by Buyer and Seller, or by such third party firm of engineers, as the case may be.

                                 ARTICLE THREE

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Section 3.1 In General. Seller makes the representations and warranties set forth below in this Article Three to Buyer to induce Buyer to enter into this Agreement.

         Section 3.2 Organization and Authority. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in the State of North Carolina as, and is in good standing under the laws of North Carolina as, a foreign limited partnership, and has all requisite partnership power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Seller and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditor's rights and remedies and general principles of equity, including limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether performance or injunctive relief is sought in a proceeding at law or in equity.

         Section 3.3 No Conflicts or Breach. Provided the consents, approvals and filings described in Schedule 3.3 are obtained and made at or prior to the Closing, Seller's execution, delivery and performance of this Agreement does not and will not (i) conflict in any material respect with, or result in a material breach of, (ii) constitute a material default by Seller under, (iii) give any third party the right to accelerate any obligation under,
(iv) result in the termination, suspension, modification, impairment or violation of, or (v) result in the creation of any Lien upon:

                 (A) the certificate of limited partnership or partnership agreement, as amended, of Seller;

                 (B) any Legal Requirement, judgment or order to which Seller, the System, the Business or any of the Purchased Assets is subject;

                 (C) any lease, contract, agreement, instrument, Franchise, license or permit to which Seller is a party or by which, or to which, Seller, the System, the Business or the Purchased Assets are subject or bound; or

                 (D)      the Purchased Assets.

The consents, approvals and filings described in Schedule 3.3 and identified with an asterisk shall be deemed "Material Required Seller Consents" for purposes of this Agreement.

         Section 3.4 Financial Statements. Attached as Schedule 3.4(a) are correct and complete copies of Seller's audited financial statements, including its balance sheets, profit and loss statements, statements of partners' equity and statements of cash flows, at December 31, 1994 and 1995 and for the fiscal years then ended (the "Audited Financial Statements"), and its unaudited balance sheet (the "Unaudited Balance Sheet") and profit and loss statement at and for the four month period ended April 30, 1996 (collectively, as to all of the foregoing, the "Financial Statements"). The Audited Financial Statements have been certified without qualification by Ernst & Young, independent certified public accountants for Seller. The Financial Statements have been prepared in accordance with the books and records of Seller and in accordance with GAAP (except as noted therein) on a consistent basis throughout the periods referenced above and with each other, except that the unaudited Financial Statements may not contain footnotes required by GAAP. The Financial Statements fairly present the financial condition and operating results and, with respect to the Audited Financial Statements only, Seller's cash flows, as of the dates and for the periods indicated therein of Seller, subject only with respect to the unaudited Financial Statements, to normal year-end audit adjustments, none of which, to Seller's knowledge, will be material. Attached as Schedule 3.4(b) is a schedule of the material assets of the System and the Business as of April 30, 1996.

         Section 3.5      Material Adverse Changes.  Except as disclosed in
Schedule 3.5 and except as contemplated or permitted by this Agreement, from April 30, 1996 the Business has been operated in the ordinary course and there has not occurred (i) any material adverse change in the assets or results of operations or cash flows of the System or the Business, taken as a whole; (ii) any salary or compensation increases to any employee of the System and the

Business, except in the ordinary course of business consistent with past practices; (iii) any theft, damage, destruction or casualty loss materially and adversely affecting the System, the Business or any of the material Purchased Assets, taken as a whole; (iv) any sale of material assets of the System and the Business, except in the ordinary course of business; (v) any amendment or termination of any Franchise, System Right or System Contract; (vi) any waiver or release of any material right or claim of Seller relating to the System;
(vii) any other material transaction affecting or involving the System and the Business, except in the ordinary course of business; or (viii) any agreement by Seller to take any of the actions described in the foregoing or any event which has occurred and which, to Seller's knowledge, is reasonably likely to result in any of the foregoing.

         Section 3.6 Information Regarding System and Business. (a) In General. Schedule 3.6 to this Agreement sets forth:

                          (i) a listing of each lease, contract, agreement or instrument to which Seller or PVI is a party, or to or by which Seller or PVI is subject or bound, as of the Effective Date and which relates to the System, the Business or the Purchased Assets (the "System Contracts"), except for those which are Franchises or System Rights (as defined in Section 3.6(a)(ii) below) and except for those
         (A) which (x) can be canceled without penalty by Seller or PVI upon not more than 30 days prior notice and (y) provide for aggregate monthly payments by Seller or PVI of less than $25,000 or (B) under which the aggregate remaining payment obligations of Seller or PVI as of the Effective Date is less than $25,000;

                          (ii) a listing of all franchises, ordinances and the like pursuant to which a Governmental Authority has granted Seller permission to provide cable television services to subscribers within a given area (" Franchises"), all FCC licenses and all business licenses (except for those of a nature generally and routinely required to be obtained and maintained by businesses operating in the State of North Carolina), easements, pole agreements, permits or other evidences of approval of third parties or any governmental or administrative body (the "System Rights") held by Seller or PVI, to which Seller or PVI is a party, or to or by which Seller or PVI is subject or bound, as of the Effective Date and which relate to the System, the Business or the Purchased Assets;

                          (iii) a brief description of all "employee benefit plans" (within the meaning of Section 3(3) of ERISA) and any other employee benefit or fringe benefit arrangements, contracts, or policies (other than those merely involving the regular payment of wages), established, maintained or contributed to by Seller or its affiliates for the benefit of current and former employees of the System and the Business (" Benefit Plans"), each of which Buyer acknowledges will be terminated by Seller as to such employees as of the Closing;

                          (iv) a listing as of the Effective Date of all employees of Seller and their respective dates of employment and hourly wage or salary;

                          (v)     a listing of all material patents,
         copyrights, trademarks, trade names and assumed names owned by Seller or PVI as of the Effective Date of this Agreement and which are used in connection with the operation of the System and the Business;

                          (vi) the System's rate structure as of the Effective Date;

                          (vii) a listing of all the programming (by tier) currently offered to subscribers of the System; and

                          (viii) a brief description of all real property owned by Seller.

True and complete copies of all the documents referenced in Schedule 3.6 have been delivered by Seller to Buyer, except that in the case of standard form agreements which are so identified as such on Schedule 3.6, Seller has delivered to Buyer a true and correct copy of at least one copy of each such standard form agreement and made available to Buyer at the System offices true and correct copies of all the executed standard form agreements.

                 (b) Status of Franchises, System Contracts and System Rights. Each of the Franchises, Seller Contracts and System Rights is valid, in full force and effect and enforceable in accordance with its terms against Seller or PVI, as the case may be, and, to the knowledge of Seller, against the parties thereto other than Seller or PVI (except, in each such case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditor's rights and remedies and general principles of equity, including limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether performance or injunctive relief is sought in a proceeding at law or in equity); and Seller or PVI has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder. There has not occurred any material breach by Seller or PVI, nor to the knowledge of Seller, by any party thereto other than Seller or PVI, under any of the Franchises, Seller Contracts or System Rights. Neither Seller or PVI nor, to the knowledge of Seller, any party thereto other than Seller or PVI, is in arrears in the performance or satisfaction of its obligations under any of the Franchises, System Rights or Seller Contracts and no waiver or indulgence has been granted any of the parties thereto.

         Section 3.7 Title to Assets. Except for Permitted Liens and those Liens described in Schedule 3.7, Seller and PVI have good and marketable title to all of the Purchased Assets, free and clear of all Liens. Except as listed on Schedule 3.7, Seller has not signed any Uniform Commercial Code financing statement or any security agreement or mortgage or similar agreement authorizing any Person to file any financing statement (other than filings made only for information purposes and not relating to any security interest) or claim any security interest or lien with respect to any of the Purchased Assets. Neither Seller nor PVI makes any warranties, express or implied, including but not limited to, implied warranties of merchantability and fitness for a particular purpose, with respect to the condition of the tangible Purchased Assets.

         Section 3.8 Litigation. Except as is disclosed in Schedule 3.8, there are no lawsuits or legal proceedings or, to Seller's knowledge, investigations, pending, or to Seller's knowledge threatened, (i) which seek or could result in the modification, revocation, termination, suspension or other limitation of any of the Franchises, System Contracts or System Rights, (ii) which could adversely affect the ability of Seller to perform its obligations under this Agreement, or the ability of Buyer to operate the System or the Business after the Closing, or (iii) which otherwise relate to, involve or affect the System, the Business or the Purchased Assets; nor are there any judgments or orders outstanding (A) requiring Seller to take any action of any kind with respect to the Purchased Assets, the Business or the System, or (B) which otherwise relate to, involve or affect the System, the Business or the Purchased Assets. Seller is not in material default under or material violation of, and no event or condition exists which, with notice or lapse of time or both, could become or result in a material default under or a material violation of, any judgment or order of any court or other Governmental Authority.

         Section 3.9 Labor Contracts. There are no collective bargaining agreements, and no contracts or agreements with labor unions, relating to, involving or affecting the employees of the System and the Business to which Seller is a party or by which it is bound, and Seller has no obligation to bargain with any labor organization with respect to any such persons. There are not pending any unfair labor practice charges against Seller, nor any demand for recognition, nor any other request or demand from a labor organization for representative status with respect to any persons employed by Seller.

         Section 3.10 Finders and Brokers. Except for an agreement (the "Waller Agreement") between Seller and Waller Capital Corp. ("Waller") pursuant to which Seller will pay a fee to Waller upon consummation of the Closing hereunder, (i) Seller has not entered into any contract, arrangement or understanding with any Person which may result in an obligation of Buyer to pay any finder's fees, brokerage or agents commissions or other like payments in connection with the negotiations leading up to this Agreement or the consummation of the transactions contemplated by this Agreement, and (ii) Seller is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 3.11     Compliance with Laws.  (a)        In General.
(i) Subject to Section 5.6, and except with respect to the regulatory status of the System under, or Seller's compliance with, the FCC rules implementing the rate regulation provisions of the Communications Act (as to which Seller makes no representations and warranties in this Agreement other than in Section 3.11(b)), Seller has complied in all material respects with, and is in material compliance with, and the System and the Business has complied in all material respects with and is in material compliance with, and Seller has constructed, maintained and operated, and is constructing, maintaining and operating, the System and the Business in material compliance with, all applicable laws, including the Communications Act, the Copyright Act of 1976, the rules and regulations of the FCC, the U.S. Copyright Office, the Register of Copyrights and the Copyright Tribunal (in each case as the same are currently in effect). Except as set forth in Schedule 3.11(a), a request for renewal has been filed timely under Section 626(a) of the Cable Communications Policy Act of 1984 with the proper Governmental Authority with respect to all cable television franchises of the Business expiring within 36 months after the Effective Date.

                 (ii) All reports, notices, forms and filings, and all fees and payments, required to be given to, filed with, or paid to, any Governmental Authority by Seller under all applicable laws have been timely and properly given and made by Seller, and are complete and accurate in all material respects, in each case as required by applicable law, including (A) all cable television registration statements, periodic reports and aeronautical frequency usage notices, (B) reports and filings required by the FAA, and (C) for each relevant semiannual reporting period, with the United States Copyright Office, all required Statements of Account in true and correct form and copyright royalty fee payments in correct amounts relating to the System's carriage of television broadcast signals and other programming.

                 (iii) Seller has not received any notice (written or oral) from any Governmental Authority or any other Person that it, the System or the Business, or its ownership and operation of the System or the Business, is in material violation of any applicable law, and Seller knows of no basis for the allegation of any such violations.

                 (iv) All Benefit Plans are in material compliance with all applicable requirements of ERISA, the Code and any other applicable Legal Requirement. Each Benefit Plan which is intended to qualify or operate under a specific statutory provision of the Code or any other applicable Legal Requirement is qualified or operates properly in all material respects under that statutory provision. Seller has performed all material obligations required to be performed by it under ERISA, the Code and any other applicable Legal Requirement and under the terms of each Benefit Plan. During the seven year period immediately preceding the Closing Date, neither the Seller nor any of its affiliates has established, maintained or contributed to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or a plan subject to Title IV of ERISA for the benefit of current and former employees of the System and the Business. Seller has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including ERISA, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes. No reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any Benefit Plan. No prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any Benefit Plan, and no material accumulated funding deficiency (as defined in Title I of ERISA) or withdrawal liability (as defined in Title IV of ERISA) exists with respect to any Benefit Plan.

         (b) Rate Regulation Information. Included in Schedule 3.11(b) is an accurate description of the regulatory status of the System under the FCC rules implementing the rate regulation provisions of the Communications Act, described by community unit, including (i) whether the local franchising authority has been certified to regulate the rates for the basic tier and equipment, (ii) whether any complaints have been filed subjecting the System's rates for cable programing services to regulation by the FCC in such community unit and, if so, the date of the first such complaint, (iii) the actions that have been taken in anticipation of or response to regulation for each community unit, including rate changes initiated and forms filed with the local franchising authorities or the FCC, as the case may be, and (iv) the status of the regulatory response. Seller has delivered to Buyer complete and correct copies of all FCC Forms 383 and

1200 filed with the local franchising authorities and/or the FCC with respect to the System, copies of all material correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers to the System, and any documentation which Seller has used to support an exemption from the rate regulation provisions of the Communications Act claimed by Seller with respect to the System.

         Section 3.12 Tax Returns. Seller has filed timely in true and correct form all federal, state, local and foreign Tax Returns required to be filed. All Tax Returns of Seller filed after the Effective Date and prior to the Closing will be made in accordance with applicable law and will be consistent with the past practices of Seller. Seller has timely paid all Taxes which have become due and payable as shown on any such Tax Return. Seller has received no notice of, nor does Seller have any knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any Taxing governmental authority. Except as disclosed in Schedule 3.12, there are no audits, examinations, requests for information or other administrative proceedings pending with respect to Seller and there are no outstanding agreements or waivers by or with respect to Seller that extend the statutory period of limitations applicable to any federal, state, local or foreign Tax Returns or Taxes for any period. To Seller's knowledge, there are no determined Tax deficiencies or proposed Tax assessments against Seller. Seller has not engaged in any sales or purchases of assets in the State of North Carolina since January 1, 1995, other than (i) sales of obsolete equipment and inventory in the ordinary cause of business, and (ii) purchases of inventory and equipment in the ordinary course of business. Seller is not a "foreign person" under Section 1445(f)(3) of the Code and Treasury Regulation Section 1.1445-2(b)(2)(i). Seller has not entered into any closing agreements or other agreements with any Taxing authority relating to the payment of Taxes by Seller which if not timely paid or discharged may result in the imposition of any Lien on any of the Purchased Assets.

         Section 3.13 Bonds. Except as set forth in Schedule 3.13, there are no franchise, construction, fidelity, performance or other bonds posted or required to be posted by Seller in connection with the System, the Business or the Purchased Assets.

         Section 3.14 Real Property. (a) Real Property Owned/Leased. Seller does not own any real property relating to the System except as described in Schedule 3.6(a)(viii) (the "Owned Real Property"), which briefly describes the use of such real property by Seller in the operation of the System; and Seller does not lease any real property relating to the System except for the leased real property described in Schedule 3.6(a)(i) (the "Leased Real Property"), which briefly describes the use of such real property by Seller in the operation of the System. The Owned Real Property and the Leased Real Property have access to such public roads, utilities and other services as are currently used in the operation of the System by Seller thereon. Except as set forth in Schedule 3.8, there are not pending or, to Seller's knowledge, threatened in writing, any condemnation actions or special assessments or any pending proceedings for changes in the zoning with respect to the Owned Real Property or the Leased Real Property, and Seller has not received any written notice from any Governmental Authority of its intention to take or use any of the Owned Real Property or the Leased Real Property. All notices or orders to Seller to correct violations of Legal Requirements issued by any Governmental Authority having jurisdiction against or affecting any of the Real Property have been complied with.

                 (b) Notice of Investigations. Seller has received no notice that it is the subject of any "Superfund" evaluation or investigation with respect to the Owned Real Property or the Leased Real Property, and has received no notice that it is the subject of any investigation or proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with the Owned Real Property or the Leased Real Property.

                 (c) Environmental Compliance. With respect to the Owned Real Property and the Leased Real Property, Seller is in compliance in all material respects with legal requirements applicable to Seller relating to Seller's actual or threatened emissions, discharges or releases of Hazardous Substances into ambient air, surface water, ground water, land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, and all other material environmental, health or safety legal requirements applicable to Seller. Seller has not received notice of, and has no knowledge of circumstances relating to, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans, including, but not limited to, the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances upon or from the Owned Real Property or the Leased Real Property, which could interfere with or prevent continued material compliance, or which are reasonably likely to give rise to any material liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance, from or attributable to the Owned Real Property or the Leased Real Property.

                 (d)      Hazardous Substances.  "Hazardous Substances" means
(i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C.A. Section Section 6901 et seq.), as amended, and rules and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section Section 9601 et seq.) (CERCLA), as amended, and rules and regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (TSCA) (42 U.S.C. Section 2601 et seq.), as amended, and rules and regulations promulgated thereunder; (iv) asbestos requiring abatement, removal or treatment pursuant to the requirements of any environmental laws; (v) polychlorinated biphenyls; (vi) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (vii) any substance the presence, use, treatment, storage or disposal of which on the Leased Real Property is prohibited by any Legal Requirements; and (viii) any other substance which by any Legal Requirement requires special handling, reporting or notification of any governmental authority in its collection, storage, use, treatment or disposal.

         Section 3.15 Insurance. A description of all insurance policies owned or maintained by Seller and relating to the System or the Purchased Assets is set forth in Schedule 3.15.

         Section 3.16 Sufficiency of Purchased Assets. The Purchased Assets (including leasehold interests in assets leased from third parties), along with (i) the Excluded Assets, and (ii) the assets described on Schedule
3.16 (the "Other Required Assets"), constitute all of the assets necessary to operate the System as it is presently being operated. Seller has no properties or assets used or held for use primarily in the Business which are not included in the Purchased Assets, other than the Excluded Assets and the Other Required Assets.

         3.17 Accounts Receivable. Except as relates to the sale of advertising for other cable television operators, the Accounts Receivable have not been assigned to or for the benefit of any other Person. The Accounts Receivable arose from bona fide transactions in the ordinary course of business of Seller. Seller has established an adequate reserve for bad debts, consistent with GAAP.

         3.18 Inventory. Except for increases required in connection with the Catawba Franchise Required System Upgrade, and subject to Section 5.2(a)(v), Seller has an inventory of spare parts, test and other equipment, and other materials relating to the Systems, of the type and nature and maintained at a level consistent with Seller's prior practice.

         3.19 Competitors and Overbuilds. To the knowledge of Seller, except as set forth in Schedule 3.19 and except for authorizations of general applicability in the industry (e.g., a blanket Section 214 authorization which covers all local exchange carriers which want to build cable plant in any area outside of their local telephone service area), no Person has been granted by any Franchise Authority or any other governmental cable television licensing agency, and no Person has submitted a proposal for the issuance by any Franchising Authority or any other governmental cable television licensing agency, of (i) any franchise, permit, license, authorization (including any authorization under Section 214 of the Communications Act), contract or right, or (ii) any pole attachment agreement or right to use utility easements, pursuant to which such Person in either case is or may become entitled to operate a cable television system, subscription television system, multi point distribution system or private operational fixed microwave service, in all or any portion of the areas presently served by the System. Except as set forth in Schedule 3.19, there has not been any overbuilding of the System.


                                  ARTICLE FOUR

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Section 4.1      In General.  Buyer makes the following
representations and warranties set forth below in this Article Four to Seller to induce Seller to enter into this Agreement.

         Section 4.2 Organization and Authority. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in the State of North Carolina as, and is in good standing under the laws of the State of North Carolina as, a foreign limited partnership, and has all requisite partnership power and authority to execute and deliver this Agreement and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and remedies and general principles of equity, including, but not limited to, any limitations on the availability of the remedy of specific performance or injunctive relief regardless of whether performance or injunctive relief is sought in a proceeding at law or in equity.

         Section 4.3 No Conflicts or Breach. Provided the consents, approvals and filings described in Schedule 4.3 are obtained and made at or prior to Closing, Buyer's execution, delivery and performance of this Agreement do not and will not, without regard to requirements of notice, passage of time or actions of other Persons, (i) conflict in a material respect with, or result in a material breach of, (ii) constitute a material default by Buyer under,
(iii) give any third party the right to accelerate any obligation under, or
(iv) result in the termination, suspension, modification, impairment or violation of, or result in the creation of any Lien (other than Liens required to be granted by Buyer on some or all of its assets to one or more third party lenders in connection with Buyer's financing of its purchase of the Purchased Assets) upon:
                          (A) the certificate or agreement of limited partnership, as amended of Buyer;

                          (B) any Legal Requirement, judgment or order to which Buyer or any of its assets or business are subject;

                          (C) any lease, contract, agreement, instrument, franchise, license or permit to which Buyer is a party or by which, or to which Buyer, its assets or business are bound or subject; or

                          (D)     Buyer's assets.

The consents, approvals and filings described in Schedule 4.3 and identified with an asterisk shall be deemed "Material Required Buyer Consents" for purposes of this Agreement.

         Section 4.4      Litigation.   Except as is disclosed in Schedule 4.4,
there are no lawsuits or legal proceedings pending, or to Buyer's knowledge threatened, which could adversely affect the ability of Buyer to perform its obligations under this Agreement, nor are there any judgments or orders outstanding against Buyer that could have such affect.

         Section 4.5 Finders and Brokers. Buyer has not entered into any contract, arrangement or understanding with any Person which will result in the obligation of Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and, except for the Waller Agreement, Buyer is not aware of any claims or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction hereby.

                                  ARTICLE FIVE

                     COVENANTS AND CONDUCT OF BUSINESS AND
                         TRANSACTIONS PRIOR TO CLOSING

         Section 5.1 Covenants of Buyer. (a) Buyer's Negative Covenants. From the Effective Date through the Closing, without the prior written consent of Seller, Buyer shall not take any action that would cause the representations and warranties made by Buyer in this Agreement not to be true, correct and accurate, in all material respects (determined as provided in Section 7.4), as of the Closing.

                 (b) Receipt of Consents. From the end of the Inspection Period (or the early termination thereof, if any) through the Closing, Buyer shall use reasonable commercial efforts to seek, obtain and make all the consents, approvals and filings described in Schedule 4.3, and shall use reasonable commercial efforts to assist Seller to seek, obtain and file all the consents, approvals and filings described in Schedule 3.3: provided, however, that Buyer shall have no obligation to accept, agree or accede to any modifications or amendments of, or conditions to the transfer to it of, any of the Franchises, System Contracts or System Rights that are imposed upon Buyer and that are not acceptable to it in its sole discretion, except for Permitted Modifications. "Permitted Modifications" means modifications to any single Franchise, System Contract or System Right having an aggregate adverse financial effect on Buyer of not more than $5,000 or modifications to Franchises, System Contracts and System Rights which in the aggregate as to all Franchises, System Contracts and System Rights modified have an aggregate adverse financial effect on Buyer of not more than $50,000. Buyer shall furnish all non-confidential information regarding itself and its business as is reasonably required by the approving Person, Franchising Authority or other governmental authority from whom, or with whom, a consent, approval or filing described in Schedule 3.3 is sought or must be made by Seller. If requested by Seller, Buyer agrees to be represented, at Buyer's expense, at any such meetings or hearings as may be scheduled to consider any application or request for any of the consents, approvals and filings described in Schedule 3.3 to be sought or made by Seller.

                 (c) Access to Information. Subsequent to the Closing, Buyer shall, upon reasonable prior notice and without undue interruption to the operation of the Business, permit the authorized representatives of Seller to have reasonable access during normal business hours to those of the properties, records and documents of Buyer relating to the System, the Purchased Assets and Business which are necessary for the purposes of preparing the Final Schedule, preparing tax returns required to be filed by or on behalf of Seller and any of its Affiliates or partners, or defending claims asserted against any of them with respect to the System, the Purchased Assets and the Business or this Agreement, or as otherwise required by law; provided, however, that in no event shall Buyer be obligated to comply with any of the foregoing if such compliance will give Seller access to any information which Buyer, or any of its Affiliates, is required by contract or otherwise to keep confidential. Buyer agrees that with respect to such confidential information, Buyer shall, upon the specific request of Seller, use reasonable commercial efforts to seek the consent of such Persons as may be necessary to permit Seller access to such information without violating the confidential nature thereof.

         Section 5.2 Covenants of Seller. (a) Sellers' Negative Covenants. From the Effective Date through the Closing, without the prior written consent of Buyer, unless otherwise required or permitted by any other provision of this Agreement, Seller shall not (i) take any action which would cause the representations and warranties made by Seller in this Agreement not to be true, correct and accurate, in all material respects (determined as provided in Section 6.4), as of the Closing; provided, however, that Seller shall be entitled to enter into or obtain new contracts, agreements, commitments, understandings, licenses, franchises, certificates of public convenience and necessity, permits, authorizations, ordinances or registrations, or renew any such contract, agreement, commitment, understanding, license, franchise, certificate of public convenience or necessity, permit, authorization, ordinance or registration, that, in such cases either (A) would be included in the Purchased Assets or the Assumed Liabilities and involve payments by Buyer after the Closing not in excess of $50,000 in the aggregate for all of the foregoing, or (B) (x) can be terminated without liability to Buyer on not less than 30 days' notice after the Closing and (y) involve monthly payments by Buyer after the Closing not in excess of $50,000 in the aggregate for all of the foregoing; provided, further, that Seller may incur obligations or liabilities for which it will remain responsible after the Closing Date and which Buyer shall not have any obligation to assume; (ii) modify, terminate, renew, suspend or abrogate any Seller Contract, other than in the ordinary course of business; (iii) (A) terminate any Franchise or System Right or (B) modify, renew, suspend or abrogate any Franchise or System Right, other than in the ordinary course of business; (iv) engage in any marketing, subscriber installation or collection practices that are inconsistent with such practices of Seller for the periods covered by the Financial Statements; (v) dispose of any assets of the System, except for (A) the sale or transfer prior to the Closing of inventory in excess of that required in the ordinary cause of business of the System which Seller ordered or acquired prior to the Effective Date in connection with the Catawba Franchise Requirement System Upgrade and (B) sales of non-material assets in the ordinary course of business and consistent with past practices (including practices during the periods covered by the Financial Statements); (vi) make or commit to make any capital expenditures or purchase order with respect to the System or the Business, except (A) in connection with the Catawba Franchise Required System Upgrade and (B) in the ordinary course of business consistent with past practices (including practices during the periods covered by the Financial Statements); (vii) grant or agree to grant any increase in the rates of salaries or compensation payable to employees of the System (other than as required by law and regularly scheduled bonuses and increases in the ordinary course of business or one- time bonuses to induce employees to remain employed with Seller through the Closing Date); or (viii) provide for any new and material pension, retirement or other employment benefits for employees of the System or any material increase in any existing benefits (other than as required by law). Anything to the contrary in the foregoing notwithstanding, Seller agrees that it will (i) consult with Buyer prior to Seller's execution and delivery of any new retransmission consent agreements or any material amendments to any of Seller's existing retransmission consent agreements, and that it will promptly deliver to Buyer copies of any must-carry notices or any other notices or written correspondence received by Seller with respect to the carriage of broadcast signals on the System prior to the Closing, and (ii) not renew any retransmission consent agreement for a period longer than one year without the prior written consent of Buyer, provided, that Seller shall be entitled to renew existing retransmission consent agreements for periods in excess of one year on the same or substantially similar terms to those in effect on the Effective Date.

                 (b) Seller's Affirmative Covenants. From the Effective Date through the Closing, unless otherwise required or permitted by any other provision of this Agreement, Seller shall (i) operate the Business and the System in the ordinary course of business; (ii) use reasonable efforts to preserve the goodwill and business of the subscribers, advertisers, employees, suppliers and others having business relations with the System; (iii) continue to construct franchise required line extensions and otherwise construct and maintain cable plant in the ordinary course of business consistent with past practices; Seller shall deliver to Buyer a copy of Seller's monthly capital expenditures report; (iv) subject to matters, such as a casualty, over which Seller has no control, maintain the Purchased Assets in good operating condition (normal wear and tear excepted); (v) maintain or enhance all bonds and casualty and liability insurance as in effect on the date of this Agreement; (vi) keep all of its business books, records and files in the ordinary course of business in accordance with past practices, and pay, in the ordinary course of business consistent with past practices, all of its accounts payable and other debts, liabilities and obligations relating to the Business and the System, other than amounts disputed in good faith; (vii) continue to implement its procedures for disconnection and discontinuance of service of subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement; (viii) maintain inventories of equipment, cable and supplies at a level substantially consistent with the level of inventory maintained by Seller during the 12 months preceding the Effective Date, except for inventory in excess of that required in the ordinary course of business of the System acquired in connection with the Catawba Franchise Requirement System Upgrade, (ix) report and write off Accounts Receivable in accordance with past practices; (x) withhold and pay when due all taxes, and file on a timely basis all tax returns, relating to the Purchased Assets, the Business and/or the System; (xi) subject to matters over which it has no control, maintain service quality at a level at least consistent with past practices; (xii) file with the FCC all material reports required to be filed under applicable FCC rules and regulations, and otherwise comply in all material respects with all Legal Requirements; (xiii) promptly deliver to Buyer as they are available true and complete copies of Seller's monthly unaudited operating statements and monthly subscriber reports; and
(xiv) promptly notify Buyer of any circumstance, event or action by Seller or otherwise (A) which, if known as of the Effective Date, would have been required to be disclosed in or pursuant to this Agreement, or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Seller in this Agreement not being true and correct in all material respects when made or at the Closing, and, with respect to clause (B), use reasonable commercial efforts to remedy the same.

                 (c) Receipt of Consents. (i) From the Effective Date through the Closing, Seller shall use reasonable commercial efforts to seek, obtain and make all the consents, approvals, and filings described in Schedule
3.3 and shall use reasonable commercial efforts to assist Buyer to seek, obtain and make all the consents, approvals and filings described in Schedule 4.3; provided, however, that (A) Seller shall not accept, agree or accede to any modifications or amendments of, or conditions to the transfer to Buyer of, any of the Franchises, System Contracts or System Rights that are imposed upon Buyer and that are not acceptable to Buyer in its sole discretion, except for Permitted Modifications, and (B) Seller shall have no obligation to accept, agree or accede to any modifications or amendments of, or conditions to the transfer to Buyer of, any of the Franchises, System Contracts or System Rights that are imposed upon Seller and that are not acceptable to Seller in its sole discretion, except for Permitted Modifications (substituting the word Seller for Buyer in the definition of Permitted Modifications for purposes of this clause

(B)). Seller shall furnish all non-confidential information regarding itself and its business as is reasonably required by the approving Person, Franchising Authority or other governmental authority from whom, or with whom, a consent, approval or filing described in Schedule 4.3 is sought or must be made by Buyer. If requested by Buyer, Seller agrees to be represented, at Seller's expense, at any such meetings or hearings as may be scheduled to consider any application or request for any of the consents, approvals, and filings described in Schedule 4.3 to be sought or made by Buyer.

         (ii) If, with respect to any Seller Contract to be assigned to Buyer, a required consent to its assignment is not obtained (and, accordingly, pursuant to Section 2.1, that Seller Contract is excluded from the sale hereunder to Buyer, Seller shall to the extent it may lawfully do so, and at Buyer's sole cost and expense, keep such Seller Contract in effect and shall to the extent it may lawfully do so, and at Buyer's sole cost and expense, cause Buyer to receive the benefit of such Seller Contract to the same extent as if it had been assigned to Buyer hereunder, and Buyer shall perform Seller's obligation thereunder relating to the benefit obtained by Buyer. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party.

                 (d) Access to Information. From the Effective Date through the Closing and for a period of one year following the Closing, Seller shall, upon reasonable prior notice and without undue interruption to the operation of the Business, permit the authorized representatives of Buyer and persons designated by Buyer to have reasonable access to the properties, records and documents of Seller and shall furnish to Buyer and persons designated by Buyer such financial records and other documents with respect to the System and Business as Buyer shall reasonably request; provided, however, that in no event shall Seller be obligated to comply with any of the foregoing if such compliance will give Buyer access to any information which Seller, or any of its Affiliates, is required by contract or otherwise to keep confidential. Seller agrees that with respect to such confidential information, Seller shall, upon the specific request of Buyer, use reasonable commercial efforts to seek the consent of such Persons as may be necessary to permit Buyer access to such information without violating the confidential nature thereof.

         Section 5.3 Compliance with HSR Act and Rules. Seller and Buyer shall within 30 days after the expiration of the Inspection Period file or cause to be filed the Notification and Report Form (the "HSR Report") mandated by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as currently in effect (the "HSR Act"), and the rules and regulations promulgated thereunder (the "HSR Rules"), to be filed by them, or by any other Person that is part of the same "person" (as defined in the HSR Act and the HSR Rules) and coordinate the filing of such HSR Reports (and exchanging drafts thereof) so as to present both HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of Seller and Buyer, and to avoid substantial errors or inconsistencies between the two in the description of the transaction. Buyer shall pay all fees payable by the "acquiring person" in connection with the filing of the HSR Reports.

         Section 5.4 Surveys. Buyer may obtain at Buyer's expense during the Inspection Period current boundary and improvement surveys of each parcel of Owned Real Property and Leased Real Property and Seller agrees to cooperate with Buyer and its surveyors so that Buyer may obtain such surveys during the Inspection Period.

         Section 5.5      Inspection Period and Termination Right.  (a)
Buyer's Inspection. Buyer shall be entitled, for a period of 45 days after the Effective Date (the "Inspection Period"), at its sole cost and expense, upon reasonable prior notice to Seller, to enter upon and have access to the premises and properties of Seller to conduct such studies, examinations, inspections and reviews as it deems appropriate with respect to the nature and condition of the tangible property included in the Purchased Assets, the status of the Franchises, Seller Contracts and System Rights, and the compliance of such tangible personal property, the System and the Business, with the Franchises, System Rights, Seller Contracts and applicable legal requirements (the "Buyer's Inspection"); provided, that such Buyer's Inspection does not unreasonably damage such assets or properties and that any such damage is promptly repaired to its pre-Buyer's Inspection condition by Buyer at Buyer's expense to Seller's reasonable satisfaction and that such Buyer's Inspection does not unreasonably interfere with Seller's business activities; and provided, further, that Buyer shall indemnify and hold harmless Seller and its Affiliates, officers, directors, owners, employees and agents from any damage, loss and expense arising from the conduct of any such Buyer's Inspection, including mechanic's liens filed by Persons employed by Buyer, reasonable attorneys', consultants' and other professionals' fees and other litigation and court costs. Without limiting the generality of the foregoing, Buyer shall be entitled to conduct such assessments of the Owned Real Property and Leased Real Property as it deems necessary to detect the presence thereon of Hazardous Substances.

                 (b) Termination Right. Buyer shall be entitled, at its option, to terminate this Agreement by written notice to Seller on or before the last day of the Inspection Period if any of the following shall occur:

                          (i) if in the course of Buyer's Inspection, Buyer is in any way unsatisfied with the nature or condition of the tangible personal property included in the Purchased Assets, the status of the Franchises, Seller Contracts or System Rights, or the compliance of such tangible personal property, the System or the Business with the Franchises, Seller Contracts, System Rights or applicable legal requirements; or

                          (ii) if any environmental assessments of the Owned Real Property or the Leased Real Property conducted by or for Buyer shall reveal the presence thereon, or any likelihood of the presence thereon, of any Hazardous Substances in an amount or of a nature that would require corrective action or remediation under applicable laws, or as a result of which the owner of the Owned Real Property or a tenant of the Leased Real Property could incur liability under applicable legal requirements.

If this Agreement is not terminated by Buyer pursuant to this Section 5.5 within the Inspection Period, this Agreement shall continue in full force and effect in accordance with its terms. If this Agreement is terminated by Buyer pursuant to this Section 5.5 during the Inspection Period (i) the Escrow Deposit (and all earnings thereon) shall be returned to Buyer, and the parties will deliver written instructions to the Escrow Agent to such effect, and (ii) neither party shall have any further liability or obligation to the other hereunder, except for that arising from a breach or default hereunder and except that Articles Ten and Twelve shall continue in full force and effect as to Seller and Buyer.

         Section 5.6 As-Is/Where-Is. Anything to the contrary in this Agreement (including, without limitation, Seller's representations and warranties in Article Three and Seller's covenants in Section 5.2 ), the Exhibits and Schedules attached to this Agreement or any other agreement, instrument or document delivered to Buyer in connection herewith or therewith notwithstanding, Seller shall not (i) be deemed to have made any representation, warranty, covenant or agreement hereunder or thereunder regarding or with respect to, or (ii) have any obligation or liability to Buyer or any other party hereunder (whether under Section 11.1 or otherwise) or thereunder arising out of or related to the physical condition or engineering capability of the cable plant (including, without limitation, all coaxial cable, converters, cable, drops, etc.) and equipment constituting the System, including, without limitation, (A) such plant's and equipment's compliance with utility pole and conduit make ready, grounding, bonding, spacing, clearance, signal carriage capacity, signal leakage, installation and repair, or engineering, electrical, aeronautical or other technical capabilities, specifications or requirements, in each case, whether arising under or relating to applicable federal, state or local laws, rules or regulations (including, without limitation, the National Electrical Code, the Communications Act, and those of the FCC or the Federal Aviation Administration) or, (B) any noncompliance by virtue of the physical condition or engineering capability of such cable plant and equipment under any ordinance, franchise, license, permit, consent, pole attachment or conduit agreement, order, authorization or other agreement or instrument to which Seller, PVI, the System, the Business or the Purchased Assets are subject or bound or otherwise; provided, that the foregoing is not intended to, and shall not, relieve Seller from liability for falsity or inaccuracy of the certificate required to be delivered to Buyer by Seller at the Closing pursuant to Section 8.2(x).

         Section 5.7 Risk of Loss. The risk of any loss or damage to the Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Seller at all times prior to Closing. In the event that in Buyer's and Seller's joint reasonable estimation any such loss or damage shall occur but not exceed $500,000 in the aggregate as to all the Purchased Assets so affected, and such affected Purchased Assets shall not have been replaced with Purchased Assets of comparable quality and specification, or replaced or restored to their condition preceding such loss or damage, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by Seller to Buyer, or the rights thereto shall be assigned by Seller to Buyer if not yet paid over to Seller, and the Purchase Price shall be reduced by an amount equal to the difference between the amount of such insurance proceeds actually received and Buyer's and Seller's joint reasonable estimate of the full replacement cost of all the damaged or lost Purchased Assets. In the event that, in Buyer's and Seller's joint reasonable estimation, any such loss or damage shall occur and exceed $500,000 in the aggregate as to all of the Purchased Assets affected by any casualty, and prior to Closing such affected Purchased Assets shall not have been replaced with assets of comparable quality and specification, or replaced or restored to their condition preceding such loss or damage, then Buyer may, at its option, elect either to: (i) terminate this Agreement effective upon giving written notice thereof to Seller, in which case neither Seller nor Buyer shall have any liability or obligation to the other, except for that arising from a breach or default hereunder and except that Articles Ten and Twelve shall continue in full force and effect as to Seller and Buyer; or (ii) waive in writing any such event and any other rights Buyer may have hereunder with respect thereto, in which event Seller shall assign to Buyer all insurance proceeds payable as a result of such loss or damage to the extent such proceeds are not used by Seller prior to the Closing to so replace or restore the affected Purchased Assets to their condition preceding such loss or damage. In the event that Buyer and Seller are unable to agree as to the amount of any such loss or damage or the full replacement cost of any damaged or lost Purchased Assets (in any event, a "Loss Determination") (whether for purposes of determining an adjustment to the Purchase Price or for determining whether or not Buyer has the right to terminate this Agreement) within 30 days after the initiation of discussions by one of the parties regarding such Loss Determination, then Buyer and Seller shall jointly engage the Austin office of Price Waterhouse (or such other unaffiliated third party advisor which has experience in evaluating issues related to the cable television business as Buyer and Seller shall mutually select if Price Waterhouse is unwilling to accept such engagement) to make the Loss Determination, which shall be final and conclusive and binding on Buyer and Seller. The fees and expenses of Price Waterhouse (or such other third party advisor) shall be borne one-half by Buyer and one-half by Seller.

         Section 5.8 Employees; Employee Benefits. (a) Buyer's List of Employees. Not later than 30 days after the expiration of the Inspection Period, Buyer shall deliver to Seller a notice containing the names of employees of the Business to whom Buyer intends to offer employment on the Closing Date. Buyer shall take such actions as are necessary so that, for a period of not less than 90 days after the Closing Date, employees of Seller who continue their employment with the Buyer after the Closing Date and who are not represented by a union immediately prior to the Closing Date (the "Affected Employees") will be provided employee benefits and compensation which in the aggregate are, in Buyer's sole discretion, either (i) generally comparable to those provided to such employees as of the Closing Date or (ii) consistent with those provided to similarly situated non-union employees of Buyer or any of the Buyer's Affiliates' other cable systems. Seller shall provide to all Affected Employees and other necessary persons any notice that may be required under the WARN Act.

                          (b)     Liability.  Except as otherwise provided in
Section 2.4 or otherwise in this Agreement, Seller shall retain, and the Buyer shall not assume, any liabilities or obligations of Seller or any of its affiliates relating to Affected Employees or Benefit Plans.

                          (c)      Buyer's Obligations.  Except as provided in
Section 5.8(a), nothing in this Agreement shall (i) be construed to entitle any Affected Employee to any benefits or service credit under any pension, profit sharing, health, or welfare benefit plan sponsored by Buyer, (ii) obligate Buyer to offer any particular benefit at any particular level with respect to any such Affected Employee, or (iii) entitle any Affected Employee to any specific compensation.

                          (d)      Welfare Plans and COBRA.  Seller shall honor
or cause its insurance carriers to honor all legitimate claims for benefits under the employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) maintained by Seller on behalf of the Affected Employees incurred prior to and on the Closing Date, in accordance with the terms of such welfare plans, without interruption as a result of the employment by Buyer of any such employee on or after the Closing Date. In this regard, Seller shall continue to be responsible after the Closing Date for "continuation coverage" as defined in Section 4980B(f) of the Code with respect to "qualifying events" as defined in Section 4980B(f) of the Code occurring prior to and including the Closing Date.

                          (e)     Severance.  Except as otherwise provided in
Section 2.4, Seller shall pay any severance costs payable pursuant to its severance policies that may be incurred with respect to any Affected Employee as a result of the transaction contemplated by this Agreement.

                          (f)     Workers' Compensation.  Seller shall retain
liability for all workers' compensation claims made by Affected Employees filed on or before the Closing Date.

                          (g)     Vacation Pay.  Accruals for vacation pay
attributable to the Affected Employees shall be accurately reflected as liabilities in Seller's balance sheet as of the Closing Date.

                          (h)     No Third Party Beneficiaries.  Nothing in
this Section 5.8 or elsewhere in this Agreement is intended to confer upon any employee of Seller or his or her legal representative or heirs any rights as a third party beneficiary or otherwise or any remedies of any nature or kind whatsoever under or by reason of this Agreement, or the transactions contemplated hereby, including without limitation any rights of employment or continued employment. All rights and obligations created by this Agreement are solely between Buyer and Seller.

         Section 5.9 Use of Names and Logos. For a period of 90 days after the Closing, Buyer shall be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of Seller to the extent incorporated in or on the Purchased Assets; provided, that Buyer shall exercise reasonable commercial efforts to remove all such names, marks, logos and similar proprietary rights from the Purchased Assets as soon as reasonably practicable following the Closing.

         Section 5.10 No Solicitation. Seller shall not, and shall use reasonable efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any Alterative Transaction, engage in any negotiations concerning, or provide any other Person any information or data relating to the Business, the System or the Purchased Assets for the purposes of, or have any discussions with any Person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably expected to lead to, any effort or attempt by any other Person to seek or effect an Alternative Transaction.

         Section 5.11 Title Insurance. Seller shall cooperate with Buyer if Buyer elects to obtain title insurance policies on any of the Owned Real Property or the Leased Real Property. Buyer shall have the sole responsibility for obtaining and paying for such policies.

         Section 5.12 Franchise Consents Not Obtained. If any required approval or consent to the assignment of one or more Franchises is not obtained prior to the Termination Date and such Franchises cover five percent (5%) or more of all Basic Subscribers, then Buyer and Seller agree to negotiate in good faith for a period not to exceed 90 days from the Termination Date to enter into arrangements (reasonably acceptable to Seller, Buyer, the FCC and, to the extent required, other applicable Governmental Authorities) which would permit the Closing to occur hereunder within said 90 day period.

                                  ARTICLE SIX

                       CONDITIONS OF BUYER'S OBLIGATIONS

         Section 6.1 In General. The obligations of Buyer to complete the transactions provided for in this Agreement are subject to all of the conditions set forth below in this Article Six, any of which may be waived in writing by Buyer.

         Section 6.2 Receipt of Schedule 3.3 Material Consents. All of the Material Required Seller Consents and Material Required Buyer Consents shall have been obtained, with only Permitted Modifications (as described in Section 5.1(b)), and shall be in full force and effect as of the Closing. The approvals and consents relating to the FCC licenses (other than CARs licenses) identified in Schedule 3.3 shall be deemed to have been obtained as required above in this Section 6.2 if the FCC, on or prior to the Closing Date, grants "special temporary authority" to Buyer to use the same.

         Section 6.3 Performance by Seller. Seller shall have performed in all material respects all of its agreements and covenants under this Agreement to the extent such are required to be performed at or prior to the Closing.

         Section 6.4 Truth of Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified, and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case, on and as of the Effective Date and as of the Closing Date, with the same effect as if then made, except where any such representation or warranty is as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date and except as any such representation or warranty may be affected by specific transactions or occurrences contemplated in or permitted by this Agreement.

         Section 6.5 Absence of Proceedings. All waiting periods required under the HSR Act prior to the Closing shall have expired or otherwise terminated, and no judgment or order shall have been issued, and no action or proceeding shall have been instituted (by any Person other than Buyer or any of its Affiliates, shareholders, officers, directors, agents or employees) on or prior to the Closing, to set aside or modify any Material Required Seller Consent or Material Required Buyer Consent or to enjoin or prevent the consummation of the transactions contemplated by this Agreement in the manner provided in this Agreement.

         Section 6.6 Status of Cable Plant and Equipment of the System. The physical condition and engineering capability of the cable plant and equipment constituting the System on the Closing Date shall be comparable in all material respects to its condition and capability at the end of the Inspection Period.

         Section 6.7 Opinion of FCC Counsel. Buyer shall have received an opinion of Cole, Raywid & Braverman, special FCC counsel to Seller, dated as of the Closing Date, in the form of Exhibit C attached to this Agreement ("Seller's FCC Counsel's Opinion").
         Section 6.8 Opinion of Seller's Counsel. Buyer shall have received an opinion of Edens Snodgrass Nichols & Breeland, P.C., counsel for Seller, dated as of Closing, in the form of Exhibit D attached to this Agreement ("Seller's Counsel's Opinion").

         Section 6.9 Cable Plant; Homes Passes, Pay Units. At the Closing, the System will (i) consist of approximately 900 linear miles of cable plant,
(ii) have approximately 14,200 Pay TV Units, and (iii) have approximately 53,000 Homes Passed.

         Section 6.10 Basic Subscribers. The number of Basic Subscribers as of the end of the billing cycle cutoff and reporting date on or immediately preceding the Closing Date shall be not less than 34,800.

         Section 6.11 No Legal Impediment. No Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority that would (a) prohibit the Buyer's ownership or operation of all or a material portion of the System, the Business or the Purchased Assets, or (b) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

         Section 6.12 Affiliate Agreements. Seller shall have caused all agreements with Affiliates of Seller relating to the Business, except for those listed on Schedule 6.12, to have been terminated.

                                 ARTICLE SEVEN

                       CONDITIONS OF SELLER'S OBLIGATIONS

         Section 7.1 In General. The obligations of Seller to complete the transactions provided for in this Agreement are subject to all of the conditions set forth below in this Article Seven, any of which may be waived in writing by Seller.

         Section 7.2 Receipt of Consents. All of the Material Required Seller Consents and Material Required Buyer Consents shall have been obtained, with only Permitted Modifications (as described in Section 5.2(c)), and shall be in full force and effect as of the Closing. The approvals and consents relating to the FCC licenses (other than CARs licenses) identified in Schedule
3.3 shall be deemed to have been obtained as required above in this Section 7.2 if the FCC, on or prior to the Closing Date, grants "special temporary authority" to Buyer to use the same.

         Section 7.3 Performance by Buyer. Buyer shall have performed in all material respects all of its agreements and covenants under this Agreement to the extent such are required to be performed at or prior to the Closing.

         Section 7.4 Truth Of Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified, and (ii) if not qualified by materiality, shall be true and complete in all material respects, in each such case, on and as of the Effective Date and as of the Closing Date, with the same effect as if then made, except where any such representation or warranty is as of a specific earlier date in which event it shall remain true and correct (as qualified) as of such earlier date and except as any such representation or warranty may be affected by specific transactions or occurrences contemplated in or permitted by this Agreement.

         Section 7.5 Absence of Proceedings. All waiting periods required under the HSR Act prior to the Closing shall have expired or otherwise terminated, and no judgment or order shall have been issued, and no action or proceeding shall have been instituted (by any Person other than Seller, or any of its respective Affiliates, partners, shareholders, officers, directors, employees or agents) on or prior to the Closing, to set aside or modify any Material Required Seller Consent or Material Required Buyer Consent, or to enjoin or prevent the consummation of the transactions contemplated by this Agreement in the manner provided in this Agreement.

         Section 7.6 Opinion of Buyer's Counsel. Buyer shall have received an opinion of Paul, Hastings, Janofsky & Walker, counsel for Buyer, dated as of the Closing, in the form of Exhibit E attached to this Agreement ("Buyer's Counsel's Opinion").

         Section 7.7 No Legal Impediment. No Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority that would (a) prohibit the Buyer's ownership or operation of all or a material portion of the System, the Business or the Purchased Assets, or (b) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

                                 ARTICLE EIGHT

                                    CLOSING

         Section 8.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker, 399 Park Avenue, New York, New York 10022, at 10:00 a.m., local time, on that date which is the end of Seller's next regularly scheduled month end billing cycle cut-off date after the date on which the conditions ("Closing Conditions") set forth in Article Six and Seven (which have not been waived by the party or parties entitled to the benefit thereof) have been satisfied or waived, but not less than ten days after such Closing Conditions have been satisfied or waived (in any event, the "Closing Date"), unless otherwise provided by the mutual agreement, in writing, of Seller and Buyer, and in no event later than February 28, 1997 (the "Termination Date"). If, as of the time designated for the Closing, the Closing cannot be effected, then Seller and Buyer shall be released from all obligations under this Agreement other than obligations arising from a breach or default under this Agreement and except that Articles Ten and Twelve shall continue in full force and effect as to Seller and Buyer.

         Section 8.2 Deliveries by Seller. Seller shall deliver to Buyer at the Closing:

                          (i) a Bill of Sale and Assignment in the form of Exhibit F attached to this Agreement (the "Bill of Sale") executed by Seller and PVI; the Assumption Agreement executed by Seller; and a general warranty deed executed by Seller conveying title to the Owned Real Property from Seller to Buyer;

                          (ii) certificates of title to all motor vehicles described on Schedule 3.4(b) owned by Seller and appropriate bills of sale or assignments thereof executed by Seller; provided, however, that delivery shall not be required with respect to the title to any such motor vehicles disposed of in the ordinary course of business as contemplated by Section 5.2(b);

                          (iii)   all Material Required Seller Consents;

                          (iv) certificates of good standing with respect to Seller and PVI dated within ten days of the Closing Date, issued by the Secretary of State of Delaware and a certificate of authority with respect to Seller and PVI dated within ten days of the Closing Date, issued by the Secretary of State of North Carolina;
                          (v)     an incumbency and signature specimen
         certificate, dated the Closing Date and executed by an officer of PVI, as Seller's general partner, with respect to the officers of PVI executing this Agreement and any other document delivered hereunder by or on behalf of the PVI as Seller's general partner in the name and on behalf of Seller;

                          (vi) a copy of resolutions of the board of directors of PVI, certified by an officer of PVI as being correct, complete and in full force and effect on the Closing Date (though not necessarily dated on the Closing Date), authorizing (A) the execution and delivery of this Agreement, the Assumption Agreement, the Bill of Sale and any other agreements or instruments executed and delivered pursuant hereto on behalf of Seller, and (B) the performance of the obligations of Seller, hereunder and;

                          (vii) a certificate of PVI dated the Closing Date, signed by an officer of PVI certifying (A) that except (1) as a result of the taking by any Person of any action contemplated or permitted hereby or (2) insofar as any representation or warranty relates only to any specified earlier date, all of the representations and warranties of Seller in this Agreement are true and correct in all material respects (determined as more particularly provided in Section 6.4) on the Closing Date, with the same force and effect as if made on and as of the Closing Date, and (B) that Seller, to the extent applicable, has in all material respects performed and complied with all of its covenants and agreements set forth in, and satisfied all conditions required to be satisfied by it pursuant to, this Agreement at or before the Closing Date;

                          (viii) evidence reasonably satisfactory to Buyer's counsel that all Liens outstanding or asserted against or affecting the Purchased Assets, other than the Permitted Liens, have been released as of the Closing Date;

                          (ix)    physical possession (or constructive
         possession with respect to intangibles) of the Purchased Assets;

                          (x) a certificate certifying that the physical condition and engineering capability of the cable plant and equipment of the System on the Closing Date is comparable in all material respects to its condition and capability at the end of the Inspection Period (any of the certifications or other matters described in items
         (iv), (v), (vi) and (vii) above and in this item (x) may be contained in or attached to a single certificate);

                          (xi)    Seller's FCC Counsel's Opinion;

                          (xii)   Seller's Counsel's Opinion;

                          (xiii) a certificate issued by the State of North Carolina certifying the absence of any sales tax liability applicable to Seller, issued as of a date as close to the Closing Date as Seller may reasonably obtain;

                          (xiv) the Earnest Money Escrow Agreement and the Indemnity Escrow Agreement executed by Seller; and

                          (xv) such further instruments and documents, in form and content reasonably satisfactory to counsel for Buyer, as may be necessary or appropriate more effectively to consummate the transactions contemplated hereby.

         Section 8.3 Deliveries by Buyer. Buyer shall deliver to Seller at the Closing:

                          (i) the Preliminary Purchase Price in accordance with Section 2.2;

                          (ii) a certificate of good standing with respect to Buyer, dated within ten days of the Closing Date, issued by the Secretary of State of the State of Delaware and a certificate of authority with respect to Buyer, dated within ten days prior to the Closing Date, issued by the Secretary of State of North Carolina;

                          (iii)   an incumbency and specimen signature
         certificate, dated the Closing Date, and executed by an officer of Buyer, with respect to the officers of Buyer executing this Agreement and any other document delivered hereunder by or on behalf of Buyer;

                          (iv) a copy of resolutions of the board of directors of Buyer, certified by an officer of Buyer as being correct, complete and in full force and effect on the Closing Date (though not necessarily dated as of the Closing Date), authorizing (A) the execution and delivery of this Agreement, the Bill of Sale, the Assumption Agreement and any other agreements executed and delivered pursuant hereto on behalf of Buyer, and (B) the performance of the obligations of Buyer hereunder and thereunder;

                          (v) a certificate, dated the Closing Date, signed by an officer of Buyer certifying (A) except (1) as a result of the taking by any Person of any action contemplated or permitted hereby or
         (2) insofar as any representation or warranty relates only to any specified earlier date, all of the representations and warranties of Buyer in this Agreement are true and correct in all material respects (determined as more particularly provided in Section 7.4) on the Closing Date, with the same force and effect as if made on and as of the Closing Date, and (B) that Buyer, to the extent applicable, has in all material respects performed and complied with all of its covenants and agreements set forth in, and satisfied all conditions required to be satisfied by it pursuant to, this Agreement at or before the Closing Date;

                          (vi)    the Assumption Agreement executed by Buyer;

                          (vii)   Buyer's Counsel's Opinion;

                          (viii)  the Bill of Sale executed by Buyer;

                          (ix) the Earnest Money Escrow Agreement and the Indemnity Escrow Agreement executed by Buyer; and

                          (x) such further instruments and documents, in form and content reasonably satisfactory to counsel for Seller, as may be necessary or appropriate to more effectively to consummate the transactions contemplated hereby.

         Section 8.4 Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement, and the written waiver of any such condition will constitute a waiver by such party of all rights or remedies that such party may have or have had against the non-waiving party regarding the specific subject matter of the condition so waived, except that no such waiver of a condition will constitute a waiver by the waiving party of any of its rights or remedies, at law or in equity, at the time such condition is waived, as to the non-waiving party's breach of any representation, warranty or covenant under this Agreement which has not been waived by the waiving party.


                                  ARTICLE NINE

                                  TERMINATION

         Section 9.1 Termination. (a) In General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                 (i) at any time, by the mutual agreement of Seller and Buyer;

                 (ii)     by Buyer as provided in Section 5.5(b);

                 (iii) in the event that any party is in material default in the performance of its obligations under this Agreement or in material breach of its respective representations or warranties herein, and such breach is not cured or waived prior to the Closing, by whichever of Buyer and Seller is not the breaching party (so long as such terminating party is not then itself in material default in the performance of its obligations under this Agreement or in material breach of its representations or warranties herein); or

                 (iv) by Buyer, if any of the conditions to the obligations of Buyer set forth in Article Six shall not have been satisfied or waived as of 12:01 a.m. (Austin, Texas time) on February 28, 1997, unless prior to such date and time, Seller certifies to Buyer in writing that Seller will not, due to circumstances beyond Seller's control, be able to fulfill one or more of the conditions to the obligations of Buyer set forth in Article Six and Buyer does not waive such condition or conditions in writing within 10 business days after its receipt of such written certification; or

                 (iv) by Seller, if any of the conditions to the obligations of Buyer set forth in Article Six shall not have been satisfied or waived as of 12:01 a.m. (Austin, Texas time) on February 28, 1997, unless prior to such date and time, Buyer certifies to Seller in writing that Buyer will not, due to circumstances beyond Buyer's control, be able to fulfill one or more of the conditions to the obligations of Seller set forth in Article Seven and Seller does not waive such condition or conditions in writing within 10 business days after its receipt of such written certification.

                 (b) Remedies. If Seller shall (i) fail to perform any of its obligations hereunder required to be performed by it at or before Closing under Section 2.3, or (ii) fail to perform in any material respects any of its obligations under any other Section hereunder required to be performed by it at or before the Closing, Buyer shall be entitled to (A) receive the Escrow Deposit (and all earnings thereon), and (B) such other rights and remedies, in addition to its termination rights stated in Section 9.1(a), as are available to it at law or in equity and, if it terminates this Agreement pursuant to
Section 9.l(a) as a result of such breach, shall be entitled to recover from Seller its actual and reasonable expenses incurred in negotiating this Agreement and performing Buyer's obligations hereunder in anticipation of Closing. If Buyer shall (i) fail to perform any of its obligations hereunder required to be performed by it at or before Closing under Section 2.2-2.4, or
(ii) fail to perform in any material respect any of its obligations under any other Section hereunder required to be performed by it at or before Closing, Seller shall be entitled to (A) terminate this Agreement pursuant to Section 9.1(a) as a result of such breach, and (B) as Seller's sole and exclusive remedy with respect to Buyer's breach, to receive the Escrow Deposit (and all earnings thereon) as liquidated damages for Buyer's breach under this Agreement. In the event of any litigation in relation to this Agreement, the unsuccessful party, in addition to all other sums that either party may be required to pay, will be required to pay reasonable attorney's fees and court costs incurred by the successful party in connection with such litigation.


                                  ARTICLE TEN

                     CONFIDENTIALITY AND PUBLIC STATEMENTS

         Section 10.1 Confidential Information. Seller and Buyer each acknowledge that prior to the Closing Seller would be irreparably damaged, and following the Closing Buyer would be irreparably damaged, if confidential information concerning the business and affairs of the System and the Business were disclosed to or utilized on behalf of any Person except as permitted under this Agreement. Seller (with respect to the period following the Closing) and Buyer (with respect to the period preceding the Closing) each covenant and agree to and with the other that they will not, at any time, directly or indirectly, without the prior written consent of the other, make use of or divulge, or permit any of its Affiliates, associates, directors, officers, partners, employees or agents to make use of or divulge, to any Person any non-public information concerning the business or financial or other affairs of, or any of the methods of doing business used by, the System, the Business, Seller, PVI or their Affiliates. Seller acknowledges that Buyer will need to disclose information regarding the System, the Purchased Assets and the Business to its lenders and investors and potential lenders and investors, and its and their respective advisors, and that disclosure to such Persons shall not violate the confidentiality provisions set forth in this Section 10.1. If for any reason the transactions contemplated by this Agreement are not consummated, Buyer and Seller shall each return to the other all information received by it from the other and all copies thereof.

         Section 10.2 Public Statement and Press Releases. Neither Seller nor Buyer, without the prior written consent of the other, or except as required by law in the judgment of outside legal counsel for such party or legal process, shall release any information concerning this Agreement or the transactions contemplated by this Agreement, if such release is intended for or is reasonably likely to result in public dissemination thereof. Buyer agrees that the discussion (to the extent permitted under applicable securities laws) of the transactions contemplated hereby by Seller with

Seller's lenders and limited partners, Sellers' Affiliates (and their respective directors, officers, employees, partners and shareholders), Seller's counsel or other professional advisors, and any Person whose consent or waiver may be necessary or desirable in order to consummate the transactions contemplated hereby, shall not be deemed to be "intended for" or to "result in public dissemination," for the purposes of the foregoing sentence. Seller agrees that the discussion (to the extent permitted under applicable securities laws) of the transactions contemplated hereby by Buyer with Buyer's lenders and shareholders, Buyer's Affiliates (and their respective directors, officers, employees, partners and shareholders), Buyer's counsel or other professional advisors, and any Person whose consent or waiver may be necessary or desirable in order to consummate the transactions contemplated hereby shall not be deemed to be "intended for" or to "result in public dissemination," for the purposes of this Section 10.2.

         Section 10.3 Injunctive Relief. Seller and Buyer expressly agree that, in addition to any other right or remedy the others may have, such other party may seek and obtain specific performance of the covenants and agreements set forth in or made pursuant to Sections 10. l and 10.2 above and temporary and permanent injunctive relief to prevent any breach or violation thereof, and that no bond or other security may be required from such other party in connection therewith.

         Section 10.4 Survival. This Article Ten will survive the termination of this Agreement.


                                 ARTICLE ELEVEN

                          SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION

         Section 11.1 Survival of Representations and Warranties. All representations and warranties made by Buyer or Seller in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of 13 months, except that Seller's representations and warranties stated in Sections 3.11(a)(iv) and 3.12 shall survive Closing for a period of time ending, in each case, as of the date of expiration of the applicable statutory period within which Buyer could assert claims against Seller for a breach thereof (collectively, "Buyer's Tax Claims").

         Section 11.2 Indemnity by Seller. Seller shall indemnify, defend and hold harmless Buyer, and its respective officers, directors, affiliates, controlling persons (if any), employees, attorneys, agents, stockholders and partners (the "Buyer Indemnitees") against and in respect of any and all claims, suits, actions and proceedings, and all losses, liabilities, Taxes, damages and expenses (including reasonable legal fees and expenses of attorneys), arising out of or based upon (i) any and all misrepresentations or breaches of warranty or any nonperformance or breach of any covenant or agreement of Seller contained in this Agreement, the Exhibits and Schedules hereto, the certificates required by Section 8.2 (vii) and (x), the Bill of Sale and any other documents or instruments executed and delivered by Seller pursuant hereto, or (ii) except for the Assumed Liabilities, any liability or obligation relating to Seller, the System or the Business or Seller's ownership and operation of the Purchased Assets, the System and the Business prior to the Closing, including, without limitation, Agreed System Upgrade Expenditures accrued but not paid by Seller prior to the Closing which are included in the amount of the Capital Expenditures Amount as finally determined. Any indemnification payments made by Seller to Buyer shall be deemed an adjustment to the Purchase Price. Anything to the contrary in this Section 11.2 notwithstanding, it is the intention of the parties that Taxes subject to the indemnity provided in this Section 11.2 will not include (A) Taxes with respect to items of income earned by Buyer or purchases or sales of goods or services made by Buyer after the Closing Date or (B) ad valorem Taxes accruing with respect to Buyer's assets and properties after the Closing Date.

         Section 11.3 Indemnity by Buyer. Buyer agrees to indemnify, defend and hold harmless Seller and its officers, directors, affiliates, controlling persons (if any), employees, attorneys, agents, general partners and limited partners (the "Seller Indemnitees") against and in respect of any and all claims, suits, actions and proceedings, and all losses, liabilities, Taxes, damages and expenses (including reasonable legal fees and expenses of attorneys), arising out of or based upon (i) any and all misrepresentations or breaches of warranty or any nonperformance or breach of any covenant or agreement by Buyer contained in this Agreement, the Exhibits and Schedules hereto, the certificate required by Section 8.3(v), the Assumption Agreement, the Bill of Sale and any other documents or instruments executed and delivered by Buyer pursuant hereto, (ii) the Assumed Liabilities, or (iii) any liability or obligation relating to Buyer, its business or operations, or its ownership of or the operation of the Purchased Assets, the System and the Business subsequent to the Closing. Any indemnification payments made by Buyer to Seller shall be deemed an adjustment to the Purchase Price. Anything to the contrary in this Section 11.3 notwithstanding, it is the intention of the parties that Taxes subject to the indemnity provided in this Section 11.3 will not include
(A) Taxes with respect to items of income earned by Seller or purchases or sales of goods or services made by Seller on or prior to the Closing Date (except to the extent that the same shall constitute Assumed Liabilities) or (B) ad valorem Taxes accruing with respect to Seller's assets and properties on or prior to the Closing Date (except to the extent that the same shall constitute Assumed Liabilities).

         Section 11.4 Conditions of Indemnifications for Third Party Claims. The obligations and liabilities of the parties under this Agreement with respect to, as a result of, or relating to, claims of third parties (individually, a "Third Party Claim" and collectively, "Third Party Claims"), shall be subject to the following terms and conditions:

                 (i) The party entitled to be indemnified under this Article Eleven (the "Indemnified Party") shall give the party obligated to provide the indemnity (the "Indemnifying Party") prompt notice (but in no event later than 10 days prior to the time any response to the asserted claim is required, unless the Indemnified Party has received less than 10 days notice thereof prior to the required response time, in which event such notice shall be delivered immediately upon receipt thereof) of any Third Party Claim, and the Indemnifying Party may undertake the defense of that claim by representatives chosen by it, which representatives shall be reasonably satisfactory to the Indemnified Party; and the Indemnified Party shall extend reasonable cooperation in the defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discover proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith, subject to reimbursement by the Indemnifying Party for actual reasonable out-of-pocket expenses incurred by the Indemnified Party in connection therewith. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim).

                 (ii) If the Indemnifying Party, within 15 days after receipt of any such notice of a Third Party Claim, fails to assume the defense thereof in accordance with Section 11.4(i), the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake (at the reasonable expense of the Indemnifying Party) the defense, compromise or settlement of the Third Party Claim; provided, that the Indemnifying Party shall not be required to pay the fees and expenses of more than one counsel employed by an Indemnified Party with respect to any Third Party Claim.

                 (iii) The Indemnifying Party shall have the right, in its sole discretion, to settle any claim for monetary damages for which indemnification has been sought and is available hereunder. Anything in this
Section 11.4 to the contrary notwithstanding, (A) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim; and (B) if there is a reasonably probability that a Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at the reasonable cost and expense of the Indemnifying Party, to participate in the defense of the Third Party Claim (control of the defense to remain with the Indemnifying Party); provided, that the Indemnifying Party shall not be required to pay the fees and expenses of more than one counsel employed by an Indemnified Party with respect to any Third Party Claim.

                 (iv) Except for Excepted Claims (as defined below), any indemnification to which Seller or Buyer may be entitled hereunder shall be effective only if based on a claim asserted by Buyer against Seller or by Seller against Buyer prior to the expiration of nine months following the Closing. The following claims for indemnification (the "Excepted Claims") may be brought by Buyer or Seller, as appropriate, at any time prior to the date of the expiration of the applicable statutory period within which the claimant, be it Buyer or Seller, could assert such claims against the other: (i) Buyer's Tax Claims, (ii) claims arising under Sections 3.10 or 4.5, respectively, (iii) claims arising under Sections 5. l(c) and 5.2(d), (iv) claims arising under Article Ten, and (v) claims arising under the Assumption Agreement.

         Section 11.5 Threshold; Maximum Indemnification Obligation. Any other provision of this Article Eleven (but subject to the immediately following sentence) notwithstanding, neither Buyer nor Seller shall be entitled to indemnification hereunder unless the aggregate amount of claims for indemnification by such party exceeds $250,000, in which event, such party shall be entitled to indemnification for the full amount of all such claims. Claims by Buyer or Seller against the other arising out of or related to (i) the adjustments to the Purchase Price provided for in Section 2.3, (ii) the payment of sales, use, transfer, excise or license taxes, fees or charges pursuant to Section 2.4(b), and (iii) claims arising under Sections 3.10 and 4.5, in each case shall not be subject to the requirements of the immediately preceding sentence. Anything to the contrary in this Agreement notwithstanding, Seller's liability with respect to all claims under

Sections 11.2 and 11.4 shall be limited to an aggregate amount equal to $3,400,000 and Buyer's liability with respect to all claims under Sections 11.3 and 11.4 shall be limited to an aggregate amount equal to $3,400,000; provided, that in no event shall any adjustments to the Purchase Price pursuant to
Section 2.3 be subject to the foregoing limitation.

         Section 11.6 Exclusive Nature of Indemnification Remedy. Seller and Buyer agree that from and after the Closing their sole and exclusive remedy as against each other with respect to any claims or damages made against or suffered or incurred by them shall be their respect rights to indemnification under Sections 11.2, 11.3 and 11.4, as limited by the provisions of Sections 11.1, 11.4 and this Section 11.5, and that, except with respect to intentional torts, they otherwise shall have no recourse against each other with respect to any such claims or damages under, with respect to, relating to, or arising out of, this Agreement and the Schedules and Exhibits hereto, or any other agreement or instrument executed or delivered pursuant hereto or thereto.

         Section 11.7 Security for Claims. In order to secure any obligations of Seller with respect to the indemnity set forth in Section 11.2, Buyer, Seller and the Escrow Agent shall at the Closing enter into an indemnity escrow agreement (the "Indemnity Escrow Agreement"), in the form of Exhibit I attached hereto, which Indemnity Escrow Agreement shall provide for the payment of $3,400,000 (the "Indemnity Money") of the Purchase Price into an interest bearing escrow account to secure such obligations.

                                 ARTICLE TWELVE

                                 MISCELLANEOUS

         Section 12.1 Amendments; Waivers. This Agreement may only be amended pursuant to a written agreement executed by all the parties hereto and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

         Section 12.2 Entire Agreement. This Agreement and the Schedules and Exhibits hereto sets forth the entire understanding of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter of this Agreement, including, without limitation that certain proposal letter dated as of May 28, 1996 between Seller and Charter Communications, Inc. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

         Section 12.3 Binding Effect: Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other party hereto.

         Section 12.4 Construction: Counterparts. The Article, Section and paragraph headings of this Agreement are for convenience of reference only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties. The parties acknowledge that each of them have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments to this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

         Section 12.5 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person or sent by overnight delivery, telecopy or enclosed in a properly sealed envelope, certified or registered mail (postage and certification or registration prepaid), as follows:

         If to Seller:                     Prime Cable Hickory, L.P.
                                           c/o Prime II Management, L.P.
                                           3000 One American Center
                                           600 Congress Avenue
                                           Austin, Texas 78701
                                           Attention: Jerry D. Lindauer
                                           Telecopy No: (512) 476-4869

         With a copy (which
         shall not constitute
         notice) to:                       Edens Snodgrass Nichols & Breeland, P.C.
                                           2800 Franklin Plaza
                                           111 Congress Avenue
                                           Austin, Texas 78701
                                           Attention: Patrick K.  Breeland
                                           Telecopy No: (512) 505-5911

         If to Buyer:                      Charter Communications, L.P.
                                           12444 Powerscourt Drive
                                           Suite 400
                                           St. Louis, Missouri 63131
                                           Attention: Jerald L. Kent
                                           Telecopy No: (314) 965-8793
         With a copy (which
         shall not constitute
         notice) to:                       Paul, Hastings, Janofsky & Walker LLP
                                           399 Park Avenue
                                           New York, New York 10022
                                           Attention: Neil A. Torpey
                                           Telecopy No: (212) 319-4090

Any party may change its address for purposes of notice by giving notice in accordance with the provisions of this Section 12.5. Any such notice will be deemed to be given when received, if personally delivered or sent by telecopy, and, if mailed, five days after deposit in the United States mail, properly addressed, with proper postage affixed.

         Section 12.6 Expenses of the Parties. Except as may otherwise be provided elsewhere in this Agreement, all expenses incurred by or on behalf of the parties to this Agreement in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties to this Agreement in connection authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

         Section 12.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, the internal laws, and not the law of conflicts, of the State of North Carolina.

         Section 12.8 Further Actions. At any time and from time to time after the Closing, Seller and Buyer shall, at its own expense (except as otherwise provided herein), take such actions and execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         Section 12.9 Survival. This Article Twelve will survive the termination of this Agreement.

               ** Remainder of Page Intentionally Left Blank. **

         EXECUTED as of the Effective Date.


                         SELLER:

                         PRIME CABLE OF HICKORY, L.P.

                         By:      Prime Venture I, Inc.,
                         Its:     General Partner

                                  By:
                                     ------------------------------------------
                                  Its:
                                      -----------------------------------------

                         and

                         By:      Prime Venture I Holdings, L.P.
                         Its:     General Partner

                                  By:     Prime Venture I, Inc.
                                  Its:    General Partner

                                          By:
                                             ----------------------------------
                                          Its:
                                              ---------------------------------

                                  and

                                  By:     Prime II Management Group, Inc.
                                  Its:    General Partner

                                          By:
                                             ----------------------------------
                                          Its:
                                              ---------------------------------

                              BUYER:

                              Charter Communications II, L.P.

                              By:      CCP II, Inc.
                              Its:     General Partner

                                       By:
                                          -------------------------------------
                                       Its:
                                           ------------------------------------

                             EXHIBIT AND SCHEDULES
                                     INDEX

Exhibits:

A -          Defined Terms
B -          Assumption Agreement
C -          Form of Seller's FCC Counsel's Opinion
D -          Form of Seller's Counsel's Opinion
E -          Form of Buyer's Counsel's Opinion
F -          Bill of Sale and Assignment
G -          Allocation Schedule (if any, post signing)
H -          Earnest Money Escrow Agreement
I -          Indemnity Escrow Agreement

Schedules:

2.1 -        Excluded Assets
3.3 -        Seller's Required Consents
3.4(a) -     Seller's Financial Statements
3.4(b) -     Schedule of Material Assets as of April 30, 1996
3.5 -        Material Adverse Changes
3.6 -        Information Regarding System and Business
3.7 -        Exceptions to Title and Liens
3.8 -        Seller's Litigation
3.11(a) -    Compliance Issues
3.11(b) -    Rate Regulation Issues
3.12 -       Tax Information
3.13 -       Bonds
3.15 -       Insurance
3.16 -       Other Required Assets
3.19 -       Competition and Overbuilds
4.3 -        Buyer's Required Consents
4.4 -        Buyer's Litigation

                                   EXHIBIT A

                                  Definitions

         "Accountants" is defined in Section 2.4(b).

         "Adjustment Assets" is defined in Section 2.3(a).

         "Adjustment Liabilities" is defined in Section 2.3(b).

         "Affected Employees" is defined in Section 5.8(a).

         "Affiliates" means any Person directly or indirectly controlling, controlled by, or under common control with, the Person with respect to whom the term "Affiliate" is used.

         "Agreed System Upgrade Expenditures" means all funds expended by Seller in accordance with Section 2.6(b) for which Seller is entitled to reimbursement by Buyer pursuant to Sections 2.6(b) and 2.6(c).

         "Agreement" means this Asset Sale Agreement between Seller and Buyer entered into as of the Effective Date, and all the exhibits and schedules hereto.

         "Alternative Transaction" means any transaction that could result in the transfer of control over, or ownership of, all or substantially all the Purchased Assets that would be inconsistent with the obligations of Seller under this Agreement, including but not limited to (a) any merger or consolidation of Seller in which another Person or group of Persons acquired fifty percent (50%) or more of the equity interests of Seller or the surviving entity, as the case may be, (b) any offer for equity interests of Seller which, if consummated, would result in a Person or group of Persons (other than the partners of Seller as of the date of this Agreement) owning fifty percent (50%) or more of Seller, or (c) any sale or other disposition of all or substantially all the Purchased Assets.

         "Antenna Service" means the lowest level of basic or standard cable television service offered by the System.

         "Assumed Liabilities" is defined in Section 2.4.

         "Assumption Agreement" is defined in Section 2.4.

         "Basic Subscribers" means, with respect to the System, the sum of (a) the aggregate number of persons (excluding "second connections," as such term is commonly understood in the cable television industry, any account duplication, any account which has a disconnect request pending at, or which has had service terminated as of, the Closing Date, any account obtained by offers made, promotions conducted or discounts given outside the ordinary course of Seller's business and any account which comes within the definition of "Basic Subscriber" because such account (or any part thereof) has been

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


compromised or written off other than in the ordinary course of Seller's business consistent with past practice)) who: subscribe to Antenna Service (provided, however, that if the number of Satellite Tier (as defined below) subscribers is less than ninety percent (90%) of Antenna Service subscribers to the System, then the number of Basic Subscribers shall be reduced by the number equal to the difference between ninety percent (90%) of Antenna Service subscribers and the number of Satellite Tier subscribers); have paid the applicable, full non-discounted rate for at least one month's Antenna Service (including deposit and installation charges, consistent with Seller's past practices)); and have no outstanding balance in excess of $5.00 which is more than 62 days past due from the date for which service has been provided, plus
(b) the aggregate number of bulk rate equivalent subscribers of the System.
The number of "bulk rate equivalent subscribers" shall equal the quotient of
(i) the aggregate monthly bulk rate revenues from the provision of Antenna Service and the Satellite Tier, divided by (ii) the combined standard rate as of June 1, 1996 for Antenna Service and the Satellite Tier; provided, that the total number of bulk rate equivalent subscribers shall not exceed the total number of individual service locations (e.g., apartment units, hotel/motel rooms), and the number of bulk rate equivalent subscribes shall not include any subscriber (A) who delivers to Seller notice on or before the Closing Date of its intention to terminate service completely or who has had its service terminated on or before the Closing Date or (B) who is explicitly excluded from the definition of "Basic Subscriber" above.

         "Benefit Plans" is defined in Section 3.6(a)(iii).

         "Business" is defined in the Background paragraph of this Agreement.

         "Bill of Sale" is defined in Section 8.2(i).

         "Buyer" is defined in the first paragraph of this Agreement.

         "Buyer Indemnitees" is defined in Section 11.2.

         "Buyer's Counsel's Opinion" is defined in Section 7.6.

         "Buyer's Inspection" is defined in Section 5.5.

         "Buyer's Tax Claims" is defined in Section 11.1.

         "Capital Expenditures Amount" is defined in Section 2.6(c).

         "Catawba County" is defined in Section 2.6(a).

         "Catawba Extension" is defined in Section 2.6(b).

         "Catawba Franchise Requirement System Upgrade" is defined in Section 2.6(a).





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

                               EXHIBIT A (CONT.)


         "Closing" is defined in Section 8.1.

         "Closing Conditions" is defined in Section 8.1.

         "Closing Date" is defined in Section 8.1.

         "Code" means the Internal Revenue Code of 1986, as currently in effect.

         "Communications Act" means the Communications Act of 1934, as currently in effect.

         "Determination Time" means 11:59 p.m. on the Closing Date.

         "DOJ" means the Department of Justice.

         "Earnest Money Escrow Agreement" is defined in Section 2.2(b).

         "Effective Date" is defined in the first paragraph of this Agreement.

         "ERISA" means the Employee Retirement Security Act of 1974, as amended.

         "Escrow Agent" means The Bank of New York.

         "Excess Expenditures" is defined in Section 2.6(b).

         "Excluded Assets" is defined in Section 2.1.

         "FCC" means the Federal Communication Commission.

         "Final Adjustment Payment Date" is defined in Section 2.3(b).

         "Final Purchase Price" is defined in Section 2.2.

         "Final Schedule" is defined in Section 2.3(b).

         "FTC" means the Federal Trade Commission.

         "Franchises" is defined in Section 3.6(a)(ii).

         "Franchising Authorities" means those Governmental Authorities issuing, and having jurisdiction over, the Franchises.





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

                               EXHIBIT A (CONT.)


         "Governmental Authority" means all of the following: (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), and (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

         "HSR Act" is defined in Section 5.3.

         "HSR Report" is defined in Section 5.3.

         "HSR Rules" is defined in Section 5.3.

         "Hazardous Substances" is defined in Section 3.14(d).

         "Homes Passed" means the sum of (a) each single family residence or dwelling unit within a building containing multiple dwelling units that can be served from the activated System distribution cable, utilizing regularly available flexible drop cables and other customer premises equipment as necessary, to deliver service which meets the technical standards, on all channels, as defined in Part 76.605 of the FCC rules, plus (b) commercial and other buildings (including homes or hotels) actually served by the System.

         "Indemnified Party" is defined in Section 11.4.

         "Indemnifying Party" is defined in Section 11.4.

         "Indemnity Escrow Agreement" is defined in Section 11.7.

         "Inspection Period" is defined in Section 5.5.

         "Leased Real Property" is defined in Section 3.14(a).

         "Legal Requirement" is any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including but not limited to judicial decisions applying common law or interpreting any other Legal Requirement.

         "Liens" is defined in Section 2.1.

         "Material Required Buyer Consents" is defined in Section 4.3.

         "Material Required Seller Consents" is defined in Section 3.3.

         "Other Required Assets" is defined in Section 3.16.





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

                               EXHIBIT A (CONT.)


         "Owned Real Property" is defined in Section 3.14(a).

         "Pay TV Units" means each unit of premium programming service selected by and sold to subscribers of the System on an a la carte basis for monthly fees in addition to the fee for basic cable television service.

        "Permitted Liens" means those liens (i) disclosed in Schedule 3.7, (ii) Liens for Adjustment Liabilities, and (iii) landlord's liens and liens for property taxes not delinquent, statutory liens and zoning restrictions, easements, rights-of-way or other restrictions on the use of the Owned Real Property or the Leased Real Property, provided that such liens and restrictions were incurred either prior to the time Seller acquired an interest in the Owned Real Property or the Leased Real Property or in the ordinary course of the business of the System and that they do not, individually, or in the aggregate, materially interfere with Seller's operation of the System as currently operated.

         "Permitted Modifications" is defined in Section 5.1(b).

         "Person" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Plant Reimbursement Amount" is defined in Section 2.6(c).

         "Preliminary Purchase Price" is defined in Section 2.2.

         "Preliminary Schedule" is defined in Section 2.3.

         "Purchased Assets" is defined in Section 2.1.

         "Purchase Price" is defined in Section 2.2.

         "PVI" means Prime Venture I, Inc., a Delaware corporation and a general partner of Seller.

         "PVIH" is defined in Section 2.3(a).

         "Satellite Tier" means that level of cable service containing the majority of each Systems' satellite programming or the CPS tier (as defined by the FCC).

         "Seller" is defined in the first paragraph of this Agreement.

         "Seller Contracts" means all contracts, agreements and leases (other than those which are Franchises, System Rights, Other Required Assets or Excluded Assets), to which Seller is a party and that pertain to the ownership, operation or maintenance of the Purchase Assets, the System or the Business, including, but not limited to, System Contracts.

         "Seller Indemnitees" is defined in Section 11.3.

         "Seller's Counsel's Opinion" is defined in Section 6.8.

         "Seller's FCC Counsel's Opinion" is defined in Section 6.7.

         "System" is defined in the Background paragraph of this Agreement.

         "System Contracts" is defined in Section 3.6(a)(i).

         "System Rights" is defined in Section 3.6(a)(ii).

         "Taxes" is defined as all taxes, charges, fees, levies, charges, imposts, duties, withholdings or other assessments including, without limitation, income, withholding, capital, excise, employment, occupancy, property, ad valorem, sales, transfer, recording, documentary, registration, motor vehicle, franchise, use and gross receipts taxes, imposed by the United States or any state, county, local government or any subdivision thereof. Such terms shall also include any interest, penalties, fines or additions attributable to such assessments.

         "Tax Return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

         "Termination Date" is defined in Section 8.1.

         "Third Party Claim" is defined in  Section 11.4.

         "WARN Act".  The Worker Adjustment and Retraining Notification Act.





                                       6